Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163763
Registration No. 333-162573

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUSES ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED JANUARY 18, 2011

PROSPECTUS SUPPLEMENT

(To Prospectuses dated November 3, 2009 and December 31, 2009)

ABRAXAS PETROLEUM CORPORATION

Common Stock

This offering includes a total of 18,503,347 shares of our common stock pursuant to this prospectus supplement and the two related prospectuses. We are offering 10,000,000 shares under this prospectus supplement and the related prospectus dated December 31, 2009, or the Company Prospectus, which is a part of a previously filed registration statement, file no. 333-163763. The selling stockholders identified in this prospectus supplement are offering an additional 8,503,347 shares under this prospectus supplement and the related prospectus dated November 3, 2009, or the Selling Stockholder Prospectus, which is a part of a previously filed registration statement, file no. 333-162573. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.” The last reported sale price of our common stock on January 14, 2011 was $4.67 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-8 of this prospectus supplement, on page 2 of the Company Prospectus and on page 5 of the Selling Stockholder Prospectus and in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein for a description of various risks you should consider when evaluating an investment in our shares.

	Public Offering Price	Underwriting Discount	Proceeds to Us (Before Expenses)	Proceeds to Selling Stockholders (Before Expenses)
Per Share	$	$	$	$
Total	$	$	$	$

We have granted the underwriters an option to purchase, for a period of 30 days, up to 2,775,502 additional shares of our common stock at the public offering price (less the underwriting discount) to cover over-allotments, if any.

We expect that the delivery of the shares of common stock will be made on or about                     , 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Johnson Rice & Company L. L. C.	Canaccord Genuity	Stifel Nicolaus Weisel

Co-Managers

Ladenburg Thalmann & Co. Inc.	Wunderlich Securities	Strategic Energy Research & Capital, an affiliate of FCG Advisors, LLC

This prospectus supplement is dated                     , 2011

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in three parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock. The second part, the Company Prospectus, and the third part, the Selling Stockholder Prospectus, give more general information, some of which may not apply to this offering. We are including the Company Prospectus and the Selling Stockholder Prospectus in this prospectus supplement because the common stock offered by us and the selling stockholders is registered on two separate registration statements, each of which contains one of the foregoing prospectuses. This prospectus supplement is a supplement to the Company Prospectus and the Selling Stockholder Prospectus with respect to the shares registered under the relevant registration statement.

If the description of this offering varies between this prospectus supplement and the accompanying prospectuses, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. We and the underwriters have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement and the accompanying prospectuses is accurate as of any date other than the date hereof or thereof, respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus supplement, the terms “we,” “our” and “us” refer to Abraxas Petroleum Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires. We have provided definitions for some of the oil and gas industry terms used in this prospectus supplement in the section entitled “Glossary of Terms.”

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Also, using our website, www.abraxaspetroleum.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus supplement. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, including exhibits, at no cost by writing or telephoning our principal executive office, at:

18803 Meisner Drive

San Antonio, Texas 78258

Attn: Investor Relations

(210) 490-4788

S-iii

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 18, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 17, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on August 16, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the Commission on November 15, 2010.

•	Our Current Reports on Form 8-K filed with the Commission on March 17, 2010, May 20, 2010 and August 23, 2010;

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on July 24, 2008, including any amendments or reports filed for the purpose of updating such description; and

•

The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A, filed with the Commission on March 17, 2010, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus supplement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act or into this prospectus supplement, unless otherwise indicated on such Form 8-K.

We will provide copies of this prospectus supplement or any of the incorporated documents (including exhibits) at no charge to you by writing to Abraxas Petroleum Corporation, Attention: Investor Relations, 18803 Meisner Drive, San Antonio, Texas 78258, or by calling us at (210) 490-4788.

S-iv

FORWARD-LOOKING INFORMATION

We make forward-looking statements throughout this prospectus supplement, each accompanying prospectus and the documents included or incorporated by reference herein and therein. Whenever you read a statement that is not simply a statement of historical fact (such as statements including words like “goal,” “believe,” “expect,” “anticipate,” “may,” “intend,” “plan,” “seek,” “estimate,” “could,” “potentially” or similar expressions), you must remember that these are forward-looking statements, and that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this prospectus supplement, each accompanying prospectus or in the documents included or incorporated by reference herein and therein is generally located in the material set forth under the headings “Summary,” “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management’s reasonable estimates of future results or trends. The factors that may affect our expectations regarding our operations include, among others, the following:

•	our success in development, exploitation and exploration activities;

•	our ability to procure services and equipment for our drilling and completion activities;

•	our ability to make planned capital expenditures;

•	declines in our production of oil and gas;

•	the prices we receive for our oil and gas and the effectiveness of our hedging activities;

•	the availability of capital;

•	political and economic conditions in oil producing countries, especially those in the Middle East;

•	price and availability of alternative fuels;

•	our restrictive debt covenants;

•	our acquisition and divestiture activities;

•	weather conditions and events;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities; and

•	other factors discussed elsewhere in this prospectus supplement and each accompanying prospectus and the documents incorporated by reference herein and therein.

Except as otherwise required by law, we disclaim any duty to update any forward-looking statements, all of which are qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement. See also “Where You Can Find More Information.”

S-v

SUMMARY

This summary highlights selected information from this prospectus supplement, the Company Prospectus and the Selling Stockholder Prospectus, but does not contain all information that may be important to you. This prospectus supplement includes specific terms of this offering, information about our business and financial data. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus supplement, the Company Prospectus and the Selling Stockholder Prospectus and the documents incorporated by reference herein and therein.

General

We are an independent energy company primarily engaged in the acquisition, exploitation, development and production of oil and gas in the United States and Canada. Our oil and gas assets are located in four operating regions in the United States, the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions, and in the province of Alberta, Canada. At December 31, 2009, our estimated net proved reserves were 24.9 MMBoe, of which 56% were classified as proved developed, 35% were oil and 82% were operated. Our daily net production for the three months ended September 30, 2010 was 3,875 Boepd, of which 36% was oil or liquids.

We have a substantial inventory of undeveloped acreage in several unconventional and conventional basins, or plays, exposing us to significant resource potential which will be the focus of our development plans in 2011. Our acreage in the unconventional plays includes the Williston Basin focused on the Bakken and Three Forks formations; the onshore Gulf Coast Basin focused on the Eagle Ford Shale; the Powder River Basin focused on the Niobrara Shale; and the Southern Alberta Basin focused on the Bakken formation. Our acreage in the conventional plays includes the Western Alberta Basin focused on the Pekisko formation and several oil plays in Texas focused on the Strawn, Frio and Yates formations. Our net acreage position for each basin or play is detailed in the following table:

Basin/Play	Targeted Formation(s)	Net Acres
Williston	Bakken / Three Forks	20,835
Onshore Gulf Coast	Eagle Ford	8,333	(1)
Powder River	Niobrara	18,700
Western Alberta	Pekisko	9,120
Southern Alberta	Bakken	10,000
Texas Oil Plays	Strawn / Frio / Yates	8,700

Total		75,688

(1)	All of the acreage in the Eagle Ford Shale play is owned by Blue Eagle Energy, LLC, or Blue Eagle, a joint venture between Rock Oil Company, LLC, or Rock Oil, and us. After full funding by Rock Oil, our equity interest in Blue Eagle will be 25%.

We were originally incorporated in Texas in 1977 and re-incorporated in Nevada in 1990 when we became a public company. Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.” Our principal offices are located at 18803 Meisner Drive, San Antonio, Texas 78258, and our telephone number is (210) 490-4788. Information contained on our website, www.abraxaspetroleum.com, is not part of this prospectus supplement.

Strategy

Our business strategy is to provide long term growth in net asset value per share by increasing daily production and proved reserves over time as well as adding to our inventory of development projects on both our unconventional and conventional oil and gas assets, while maintaining a conservative leverage position to enhance financial flexibility. Key elements of our business strategy include:

Developing our drilling inventory. Through our existing acreage position, we have a multi-year drilling inventory in excess of 300 net potential drilling locations (based on standard industry spacing parameters and management estimates) in our unconventional and conventional plays. We plan to focus our development efforts in 2011 on the oil and liquids-rich Bakken, Three Forks, Eagle Ford, Pekisko and Niobrara formations, as well as our Texas oil plays. We will continue to pursue acreage acquisitions in an effort to increase and enhance our core acreage positions.

Maintaining a mix of operated and non-operated leasehold positions in our resource plays. While developing our resource plays, we plan on maintaining a mix of operated and non-operated interests. As operator, we retain more control over the timing, selection and process of drilling prospects and completion design, which enhances our ability to maximize return on invested capital and gives us greater control over the timing, allocation, and amounts of our capital expenditures. As a non-operated working interest partner, we believe we can leverage our partners’ knowledge and experience and potentially reduce our costs and enhance our returns.

Increasing the oil component of our production and proved reserves. By focusing our 2011 drilling activity in the oil and liquids-rich resource plays, such as the Bakken, Three Forks, Eagle Ford, Pekisko, Niobrara and our Texas oil plays, we expect to increase the oil/liquids component of both our production and proved reserves. Our goal for 2011 is a 50/50 mix of oil/liquids and gas production, as compared to our 35/65 mix of oil/liquids and gas production for the nine months ended September 30, 2010.

Maintaining financial flexibility. We intend to use the net proceeds from this offering to repay indebtedness under our credit facility, giving us availability of approximately $             million, and to increase our 2011 capital expenditure budget to $60 million. We anticipate that after this offering, our primary sources of capital will be availability under our credit facility and cash flow from operations. We plan on deploying our available capital in a cost-effective manner by developing our assets in areas where drilling and service costs are relatively lower and equipment and crews more readily available. For example, because service costs have recently escalated dramatically in the Williston Basin due to a shortage of equipment and crews, we intend to focus our drilling activities in other areas during the first half of 2011 until equipment and crews become more readily available.

Our Competitive Strengths

Substantial base production and cash flow. We have a substantial base of proved reserves, production, and cash flow from our producing oil and gas assets. For the nine months ended September 30, 2010, we had cash flow from operations of $14.3 million. We intend to utilize the cash flow generated by these properties, together with cash flow from wells that are currently drilling, completing or recently completed, to help fund our initial 2011 drilling program.

Large inventory of drilling locations. We have a multi-year inventory of drilling locations in our various unconventional and conventional plays that we believe offer us an opportunity for production and reserve growth. Since we have numerous drilling locations in a variety of plays across several different basins, we have the ability to direct our drilling where we believe the costs and availability of service equipment and crews are reasonable.

Undeveloped acreage predominately held by production. Our undeveloped leasehold position is predominately held by production which allows us to control the timing of development activity and ensure that the costs we incur are reasonable. In addition, a large portion of our undeveloped leasehold is offset by other experienced operators, which we believe lowers the risk profile of our undeveloped leasehold and allows us to apply best practices to our development program.

Our management has a proven acquisition, exploitation and development track record. We were founded by our President and CEO, Robert L.G. Watson, in 1977 and have assembled an experienced operating and technical team. Our executive officers and key employees average over 20 years of experience in the oil and gas industry and have demonstrated a successful track record of acquiring, exploiting and developing assets in areas where our properties are located.

Property Summary

Our properties are located in the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada. In 2011, we intend to concentrate our drilling activities in the following unconventional and conventional resource plays:

Williston Basin—Bakken/Three Forks. We currently own approximately 20,835 net acres, primarily located on the Nesson Anticline and in areas west including Rough Rider and Lewis & Clark in North Dakota and in Sheridan County, Montana which are prospective for the Bakken and Three Forks formations. We estimate that we have approximately 86 gross (16 net) 1,280-acre units. In 2010, we drilled two operated wells and participated in an additional 10 gross (0.35 net wells) non-operated wells on the North Dakota side of the basin. Our first operated well, the Ravin 26-35 1H was drilled in McKenzie County, North Dakota and was brought on-line at an unrestricted production rate of 1,705 Boepd. Our second operated well is tentatively scheduled to be completed in the first quarter of 2011. In 2011, we plan to drill up to five operated horizontal long lateral wells and participate in several additional non-operated wells targeting the Bakken or Three Forks formations.

Onshore Gulf Coast Basin—Eagle Ford. In August 2010, we formed a joint venture, Blue Eagle, with Rock Oil to develop our acreage in the Eagle Ford Shale play. We contributed 8,333 net acres, located in Atascosa, DeWitt and Lavaca Counties, Texas, to Blue Eagle and received an approximate 50% equity interest in Blue Eagle, and Rock Oil contributed $25 million in cash and received an approximate 50% equity interest. Rock Oil also committed to contribute an additional $50 million in cash to Blue Eagle. Upon full funding by Rock Oil, we will own a 25% equity interest in Blue Eagle and Rock Oil will own a 75% equity interest in Blue Eagle.

In 2010, Blue Eagle drilled one well and expects to complete the well in January 2011. We anticipate that Blue Eagle will drill four additional wells in 2011, all of which will be fully funded by Blue Eagle. Based on 160-acre spacing, we estimate that there are 52 net drilling locations across the Blue Eagle acreage.

Powder River Basin—Niobrara. We currently own a total of approximately 20,800 gross (18,700 net) acres in the southern Powder River Basin, of which 17,800 gross (15,700 net) acres are located in the Brooks Draw field of Converse and Niobrara Counties, Wyoming. Prior to 2010, we drilled a total of 12 wells, including seven horizontal wells, and acquired a 23-square mile proprietary 3-D seismic survey in the Brooks Draw field. In addition, we own approximately 3,000 net acres in Campbell County, Wyoming which are held by production and are near the Crossbow 3-19H well operated by EOG Resources Inc. in southern Campbell County, Wyoming and other recent horizontal activity. In 2011, we have budgeted the drilling of one horizontal well targeting the Niobrara formation in the Brooks Draw field. We may elect to increase our activity in the area pending results of this well. Based on 160–acre spacing and assuming all of the acreage is productive, we estimate that there are 117 net drilling locations on our held by production leasehold.

Alberta Basin—Pekisko. We currently own 9,120 net acres in Central Alberta. In 2010, we drilled two wells in the Twining area as part of a farm-out agreement. We expect one of the wells to be on-line in the first quarter of 2011 while the other well will be re-completed in the summer of 2011. Our budget for 2011 currently includes the drilling of four horizontal wells targeting the Pekisko formation.

Alberta Basin—Bakken. In the emerging southern Alberta Basin Bakken play of Toole and Glacier Counties, Montana, we currently own approximately 10,000 gross/net acres under long-term leases or direct mineral ownership. During 2010, we acquired our leasehold position and monitored industry activity in the play, principally by Rosetta Resources Inc. and Newfield Exploration Company, and continued our own independent study of the play. During 2011, we intend to continue to acquire additional acreage in the geologically specific parts of the play.

Texas Oil Plays

Permian Basin—Spires Ranch—Strawn. We currently own approximately 5,600 gross/net acres in Nolan County, Texas. In 2009 and 2010, we drilled three wells in the Spires Ranch offsetting the prolific Nina Lucia field. The first well encountered a thick oil column but was pressure depleted and the second and third wells appear to be oil discoveries in the Strawn formation and will be completed in the first quarter of 2011. Our budget for 2011 currently includes the drilling of two horizontal wells targeting the Strawn formation.

Permian Basin—Shallow Howe—Yates. We currently own approximately 2,000 gross/net acres in the Howe field, located in Ward County, Texas. In 2010, we evaluated a shallow oil play targeting the Yates formation which has proven to be productive in the area. Our budget for 2011 currently includes the drilling of four vertical wells targeting the Yates formation.

Onshore Gulf Coast Basin—Portilla—Frio. We currently own approximately 1,100 gross/net acres in the Portilla field, located in San Patricio County, Texas. In 2009 and 2010, we drilled three oil in-fill development wells which proved up our concept of un-drained pockets of oil between the producing wells. Our budget for 2011 currently includes the drilling of eight vertical wells targeting the Frio formation.

2011 Budget

We have set our initial capital expenditure budget for 2011 at $40 million, a 33% increase over 2010. After this offering, we expect to increase our 2011 capital expenditure budget to $60 million, which would be a 100% increase over 2010. Approximately 50% of the expanded 2011 budget will be spent on unconventional horizontal oil wells in the Bakken/Three Forks and Niobrara plays in the Rocky Mountain region of the United States and the other 50% will target conventional oil plays in the Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada. The 2011 capital expenditure budget is subject to change depending upon a number of factors, including the availability and costs of drilling and service equipment and crews, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the availability of sufficient capital resources, the results of our exploitation efforts, the acquisition, review and interpretation of seismic data and our ability to obtain permits for drilling locations.

The Offering

Common stock offered by us	10,000,000 shares

Common stock offered by selling stockholders	8,503,347 shares

Common stock to be outstanding after this offering	86,436,076 shares(1)

Over-allotment option granted by us	2,775,502 shares

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $ million if the underwriters exercise the over-allotment option in full. We intend to use the net proceeds from this offering to repay indebtedness outstanding under our credit facility, to increase our 2011 capital expenditure budget to $60 million and for general corporate purposes. Our credit facility matures on October 5, 2012. At December 31, 2010, the principal balance outstanding under our credit facility was $136.0 million. See “Use of Proceeds” included elsewhere in this prospectus supplement. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Ticker / Exchange	AXAS / NASDAQ

Dividend policy	We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. In addition, our credit facility prohibits us from paying dividends and making other distributions.

Risk factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our common stock. These risks are discussed more fully in “Risk Factors” in this prospectus supplement, the Company Prospectus, the Selling Stockholder Prospectus, and the documents incorporated by reference in this prospectus supplement, as the same may be updated in our reports filed with the SEC.

(1)	The number of shares of common stock outstanding after the offering is based on 76,436,076 shares of common stock outstanding as of January 14, 2011, excluding 354,178 shares of restricted stock awarded under our 2005 Long-Term Equity Incentive Plan but not yet vested. The number of shares outstanding does not include shares issuable upon the exercise of outstanding stock options held by our employees, officers and directors and warrants.

Summary Financial Data

The following table shows summary historical financial data for the periods and as of the dates indicated. The summary historical financial data as of December 31, 2007, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary historical financial data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 are derived from the unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. Our financial condition and results of operations include all of our subsidiaries.

	Historical
	Abraxas Petroleum
	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(In thousands, except per share data)
Total operating revenue	$48,309	$100,310	$52,750	$36,627	$45,004
Lease operating and production taxes	11,254	26,635	26,224	18,656	19,412
Depreciation, depletion and amortization	14,292	23,343	17,886	13,120	12,495
Ceiling-test impairment	—	116,366	—	—	—
General and administrative	6,438	7,127	7,705	5,476	6,426
Net interest expense	7,984	10,309	11,331	8,870	6,851
Amortization of deferred financing fees	671	1,028	1,326	799	1,837
Financing fees	—	359	362	362	—
Loss (gain) on derivative contracts	4,363	(28,333)	12,322	6,222	(18,358)
Loss on debt extinguishment	6,455	—	—	—	—
Gain on sale of assets	(59,439)	—	—	—	—
Other	1,148	9,379	2,829	2,819	714

Income (loss) before income tax	$55,143	$(65,903)	$(27,235)	$(19,697)	$15,627
Income tax	283	—	1,290	—	—
Consolidated net income (loss)	$54,860	$(65,903)	$(28,525)	$(19,697)	$15,627

Less: Net (income) loss attributable to non-controlling interest(1)	1,842	13,500	9,745	9,745	—

Net income (loss) attributable to Abraxas Petroleum	$56,702	$(52,403)	$(18,780)	$(9,952)	$15,627

Net income (loss) attributable to Abraxas Petroleum per common share:
Basic	$1.22	$(1.07)	$(0.34)	$(0.20)	$0.21
Diluted	$1.19	$(1.07)	$(0.34)	$(0.20)	$0.20

(1)	Relates to the interests held by the former limited partners of Abraxas Energy Partners, L.P., or Abraxas Energy, which was formed by us in May 2007. The financial results of Abraxas Energy from May 2007 to September 2009 were consolidated with our results. In October 2009, we merged with Abraxas Energy.

	Historical
	Abraxas Petroleum
	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(In thousands)
Cash flow data:
Net cash provided by operating activities	$18,332	$43,387	$44,136	$41,367	$14,298
Net cash used in investing activities	(26,908)	(173,944)	(14,096)	(12,214)	(2,299)
Net cash provided by (used in) financing activities	27,469	113,545	(30,103)	(30,603)	(11,800)

	Abraxas Petroleum
	At December 31,			At September 30, 2010
	2007	2008	2009
				(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Current assets	$28,099	$33,294	$11,469	$16,963
Current liabilities	16,751	59,294	28,900	22,171
Total assets	147,119	211,839	176,236	178,109
Current maturities of long-term debt	—	40,134	8,141	164
Long-term debt	45,900	130,835	143,592	139,965
Stockholders’ equity (deficit)	79,344	11,751	(18,363)	(1,673)

Summary Operating and Reserve Data

(unaudited)

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
Production:
Oil (MBbl)	197	550	579	436	381
Gas (MMcf)	5,568	6,343	6,329	4,777	4,251
Total (MBoe)	1,125	1,607	1,634	1,232	1,089
Average Daily Production (Boe)	3,082	4,391	4,476	4,512	3,989
Average Sales Price(1):
Oil ($/Bbl)	69.22	92.66	54.14	49.37	69.92
Gas ($/Mcf)	5.98	7.59	3.24	3.02	4.14
Oil Equivalents ($/Boe)	41.70	61.66	31.73	29.17	40.61

	As of December 31,
	2007	2008	2009
Reserve Data:
Oil (MBbl)	3,131	7,045	8,832
Gas (MMcf)	88,003	108,416	96,525
Total (MBoe)	17,798	25,114	24,920

Proved Developed as a % of total	44%	54%	56%

Standardized Measure (in thousands)	$215,686	$151,992	$150,529

(1)	Before realized gain (loss) on derivative contracts

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully read the risk factors included under the heading “Risk Factors” beginning on page 2 of the Company Prospectus, page 5 of the Selling Stockholder Prospectus and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, together with all other information contained or incorporated by reference in this prospectus supplement and the accompanying Company Prospectus and Selling Stockholder Prospectus, before deciding to invest in our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We have substantial indebtedness which may adversely affect our cash flow and business operations.

At December 31, 2010, we had a total of $136.0 million of indebtedness under our credit facility and after using the net proceeds from this offering to repay a portion of the amount outstanding under our credit facility, we will have approximately $             million outstanding. Our indebtedness could have important consequences to us, including:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

covenants contained in our credit facility and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•

we may need a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations and future business opportunities; and

•	our level of debt will make us more vulnerable to competitive pressures or a downturn in our business or the economy in general, than our competitors with less debt.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional debt or equity capital or bankruptcy protection. We may not be able to affect any of these remedies on satisfactory terms or at all.

A breach of the terms and conditions of our credit facility, including the inability to comply with the required financial covenants, could result in an event of default. If an event of default occurs (after any applicable notice and cure periods), the lenders would be entitled to terminate any commitment to make further extensions of credit under our credit facility and to accelerate the repayment of amounts outstanding (including accrued and unpaid interest and fees). Upon a default under our credit facility, the lenders could also foreclose against any collateral securing such obligations, which may be all or substantially all of our assets. If that occurred, we may not be able to continue to operate as a going concern.

We may not be able to fund the capital expenditures that will be required for us to increase reserves and production.

We must make capital expenditures to develop our existing reserves and to discover new reserves. Historically, we have financed our capital expenditures primarily with cash flow from operations, borrowings under credit facilities, sales of producing properties, and sales of debt and equity securities and we expect to continue to do so in the future. We cannot assure you that we will have sufficient capital resources in the future to finance all of our planned capital expenditures.

Volatility in oil and gas prices, the timing of our drilling programs and drilling results will affect our cash flow from operations. Lower prices and/or lower production will also decrease revenues and cash flow, thus reducing the amount of financial resources available to meet our capital requirements, including reducing the amount available to pursue our drilling opportunities. If our cash flow from operations does not increase as a result of planned capital expenditures, a greater percentage of our cash flow from operations will be required for debt service and operating expenses and our planned capital expenditures would, by necessity, be decreased.

The borrowing base under our credit facility is determined from time to time by the lenders. Reductions in estimates of oil and gas reserves could result in a reduction in the borrowing base, which would reduce the amount of financial resources available under our credit facility to meet our capital requirements. Such a reduction could be the result of lower commodity prices and/or production, an inability to drill or unfavorable drilling results, changes in oil and gas reserve engineering, the lenders’ inability to agree to an adequate borrowing base or adverse changes in the lenders’ practices regarding estimation of reserves.

If cash flow from operations or our borrowing base decreases for any reason, our ability to undertake exploration and development activities could be adversely affected. As a result, our ability to replace production may be limited. In addition, if the borrowing base under our credit facility is reduced, we would be required to reduce our borrowings under our credit facility so that such borrowings do not exceed the borrowing base. This could further reduce the cash available to us for capital spending and, if we did not have sufficient capital to reduce our borrowing level, we may be in default under the credit facility.

We have sold producing properties to provide us with liquidity and capital resources in the past and we may continue to do so in the future. After any such sale, we would expect to utilize the proceeds to reduce our indebtedness and to drill new wells on our remaining properties. If we cannot replace the production lost from properties sold with production from the remaining properties, our cash flow from operations will likely decrease, which in turn, would decrease the amount of cash available for additional capital spending.

We may be unable to acquire or develop additional reserves, in which case our results of operations and financial condition would be adversely affected.

Our future oil and gas production, and therefore our success, is highly dependent upon our ability to find, acquire and develop additional reserves that are profitable to produce. The rate of production from our oil and gas properties and our proved reserves will decline as our reserves are produced. Unless we acquire additional properties containing proved reserves, conduct successful development and exploration activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, we cannot assure you that our exploration and development activities will result in increases in our proved reserves. Approximately 89% of the estimated ultimate recovery of our proved developed producing reserves as of December 31, 2009 had been produced. Based on the reserve information set forth in our reserve report as of December 31, 2009, our average annual estimated decline rate for our net proved developed producing reserves is 13% during the first five years, 8% in the next five years, and approximately 7% thereafter. These rates of decline are estimates and actual production declines could be materially higher. While we have had some success in finding, acquiring and developing additional reserves, we have not always been able to fully replace the production volumes lost from natural field declines and prior property sales. As our proved reserves and consequently our production decline, our cash flow from operations, and the amount that we are able to borrow under our credit facility will also decline. In addition, approximately 44% of our total estimated proved reserves at December 31, 2009 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Even if we are successful in our development efforts, it could take several years for a significant portion of these undeveloped reserves to generate positive cash flow.

We may not adhere to our proposed drilling schedule.

Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

•	the availability and costs of drilling and service equipment and crews;

•	economic and industry conditions at the time of drilling;

•	prevailing and anticipated prices for oil and gas;

•	the availability of sufficient capital resources;

•	the results of our exploitation efforts;

•	the acquisition, review and interpretation of seismic data; and

•	our ability to obtain permits for drilling locations.

Although we have identified or budgeted for numerous drilling locations, we may not be able to drill those locations within our expected time frame or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties. For example, service equipment and crews are in very short supply in the Williston Basin. This shortage has caused service costs to escalate drastically in the basin. As a result, we will likely delay the drilling of our operated Bakken/Three Forks wells until additional services and crews are deployed to the basin and service costs return to normal, which we anticipate to occur in mid-2011.

We may not find any commercially productive oil and gas reservoirs.

We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our capital investment. Drilling for oil and gas may be unprofitable. Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. The inherent risk of not finding commercially productive reservoirs is compounded by the fact that 44% of our total estimated proved reserves as of December 31, 2009 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. In addition, our properties may be susceptible to drainage from production by other operations on adjacent properties. If the volume of oil and gas we produce decreases, our cash flow from operations will decrease.

The results of our drilling in unconventional formations, principally in emerging plays with limited drilling and production history using long laterals and modern completion techniques, are subject to more uncertainties than our drilling program in the more established plays and may not meet our expectations for reserves or production.

We have recently begun drilling wells in unconventional formations in several emerging plays. Part of our drilling strategy to maximize recoveries from these formations involves the drilling of long horizontal laterals and the use of modern completion techniques of multi-stage fracture stimulations that have proven to be successful in other basins. Our experience with horizontal drilling and multi-stage fracture stimulations of these formations to date, as well as the industry’s drilling and production history in these formations, is limited. The ultimate success of these drilling and completion strategies and techniques will be better evaluated over time as more wells are drilled and longer term production profiles are established. In addition, based on reported decline rates in these emerging plays as well as the industry’s experience in these formations, we estimate that the average monthly rates of production may decline as much as 70% during the first twelve months of production. Actual decline rates may differ significantly. Accordingly, the results of our drilling in these unconventional formations are more uncertain than drilling results in the other more established plays with longer reserve and production histories.

Our joint venture agreement with Rock Oil and other agreements that we may enter into present a number of challenges that could have a material adverse effect on our business, financial condition and results of operations.

Our joint venture agreement with Rock Oil represents an important part of our business in the near future. In addition, we may enter into other similar arrangements, some of which may be material. These arrangements typically present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies and may involve risks not otherwise present when exploring and developing properties directly, including, for example:

•	our joint venture partners may share certain approval rights over major decisions;

•	our joint venture partners may not pay their share of the joint venture’s obligations, leaving us liable for their share of such obligations;

•	our joint venture partners may terminate the agreements;

•	we may incur liabilities as a result of an action taken by our joint venture partners;

•	our joint venture partners may be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives; and

•	disputes between us and our joint venture partners may result in delays, litigation or operational impasses.

The risks described above or the failure to continue our joint venture or to resolve disagreements with our joint venture partners could adversely affect our ability to transact the business that is the subject of such joint venture, which would in turn negatively affect our financial condition and results of operations.

We cannot control the activities on the properties we do not operate and are unable to ensure their proper operation and profitability.

We currently do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, operation of these properties. The failure of an operator to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including:

•	the operator could refuse to initiate exploitation or development projects and if we proceed with any of those projects, we may not receive any funding from the operator with respect to that project;

•	the operator may initiate exploitation or development projects on a different schedule than we would prefer;

•

the operator may propose greater capital expenditures than we wish, including expenditures to drill more wells or build more facilities on a project than we have funds for, which may mean that we cannot participate in those projects and thus, not participate in the associated revenue stream; and

•	the operator may not have sufficient expertise or resources.

Any of these events could significantly and adversely affect our anticipated exploitation and development activities.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by weather conditions and wildlife restrictions on federal leases. In the Williston Basin and in Canada, drilling and other oil and gas activities cannot be conducted as effectively during the winter months. Winter and severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

The lack of availability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploitation and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies, oil field services or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. During times and in areas of increased activity, the demand for oilfield services will also likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, oil field services or qualified personnel were particularly severe in any of our areas of operation, we could be materially and adversely affected. Delays could also have an adverse effect on our results of operations, including the timing of the initiation of production from new wells.

Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control.

Our drilling operations are subject to a number of risks, including:

•	unexpected drilling conditions;

•	facility or equipment failure or accidents;

•	adverse weather conditions;

•	title problems;

•	unusual or unexpected geological formations;

•	pipeline ruptures;

•	fires, blowouts and explosions; and

•	uncontrollable flows of oil or gas or well fluids.

Any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We do not plan to insure against all potential operating risks. We might incur substantial losses from, and be subject to substantial liability claims for, uninsured or underinsured risks related to our oil and gas operations.

We do not intend to insure against all risks. Our oil and gas exploitation and production activities will be subject to hazards and risks associated with drilling for, producing and transporting oil and gas, and any of these risks can cause substantial losses resulting from:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death;

•	regulatory investigations and penalties; and

•	natural disasters.

We might elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

Hydraulic fracturing, the process used for extracting oil and gas from shale and other formations, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.

The Environmental Protection Agency, or EPA, recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act, or the SDWA, to exclude hydraulic fracturing from the definition of “underground injection.” However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act, or the FRAC Act, to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of “underground injection” in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

Hydraulic fracturing is the primary production method used to extract reserves located in many of the unconventional oil and gas plays in the United States and Canada. Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration, exploitation and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business, financial condition and results of operations.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

Our credit facility contains a number of significant covenants that, among other things, limit our ability to:

•	incur or guarantee additional indebtedness and issue certain types of preferred stock or redeemable stock;

•	transfer or sell assets;

•	create liens on assets;

•

pay dividends or make other distributions on capital stock or make other restricted payments, including repurchasing, redeeming or retiring capital stock or subordinated debt or making certain investments or acquisitions;

•	engage in transactions with affiliates;

•	guarantee other indebtedness;

•	make any change in the principal nature of our business;

•	permit a change of control; or

•	consolidate, merge or transfer all or substantially all of our assets.

In addition, our credit facility requires us to maintain compliance with specified financial covenants. Our ability to comply with these covenants may be adversely affected by events beyond our control, and we cannot assure you that we can maintain compliance with these covenants. These financial covenants could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary or desirable business activities.

A breach of any of these covenants could result in a default under our credit facility. A default, if not cured or waived, could result in all of our indebtedness becoming immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable or favorable to us.

The marketability of our production depends largely upon the availability, proximity and capacity of oil and gas gathering systems, pipelines and processing facilities.

The marketability of our production depends in part upon processing and transportation facilities. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. Federal and state, as well as Canadian provincial, regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond our control. If our access to these transportation options dramatically changes, the financial impact on us could be substantial and adversely affect our ability to produce and market our oil and gas.

An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.

Our oil and gas is priced in the local markets where it is produced based on local or regional supply and demand factors. The prices we receive for our oil and gas are typically lower than the relevant benchmark prices, such as NYMEX. The difference between the benchmark price and the price we receive is called a differential. Numerous factors may influence local pricing, such as refinery capacity, pipeline capacity and specifications, upsets in the midstream or downstream sectors of the industry, trade restrictions and governmental regulations.

Additionally, insufficient pipeline capacity, lack of demand in any given operating area or other factors may cause the differential to increase in a particular area compared with other producing areas. For example, production increases from competing Canadian and Rocky Mountain producers, combined with limited refining and pipeline capacity in the Rocky Mountain area, have gradually widened differentials in this area.

During 2009, differentials averaged $7.67 per Bbl of oil and $0.70 per Mcf of gas. For the first nine months of 2010, differentials averaged $7.77 per Bbl of oil and $0.43 per Mcf of gas. Approximately 43% and 42% of our production during 2009 and the first nine months of 2010, respectively, was from the Rocky Mountain and Mid-Continent regions. Historically, these regions have experienced wider differentials than our Permian Basin and Gulf Coast properties. If the percentage of our production from the Rocky Mountain and Mid-Continent regions increases, we expect that our price differentials will also increase. Increases in the differential between the benchmark prices for oil and gas and the wellhead price we receive could significantly reduce our revenues and our cash flow from operations.

Our derivative contracts could result in financial losses or could reduce our cash flow.

To achieve more predictable cash flow and reduce our exposure to adverse fluctuations in the prices of oil and gas and to comply with the requirements under our credit facility, we enter into derivative contracts, which we sometimes refer to as hedging arrangements, for a significant portion of our oil and gas production that could result in both realized and unrealized derivative contract losses. We have entered into NYMEX-based fixed price commodity swap arrangements on approximately 85% of the oil and gas production from our estimated net proved developed producing reserves (as of December 31, 2009) through December 31, 2012 and 70% for 2013. Any new hedging arrangements will be priced at then-current market prices and may be significantly lower than the commodity swaps we currently have in place. The extent of our commodity price exposure will be related largely to the effectiveness and scope of our commodity price derivative contracts. For example, the prices utilized in our derivative contracts are currently NYMEX-based, which may differ significantly from the actual prices we receive for oil and gas which are based on the local markets where the oil and gas is produced. The prices that we receive for our oil and gas production are typically lower than the relevant benchmark prices that are used for calculating commodity derivative positions. The difference between the benchmark price and the price we receive is called a differential, a significant portion of which is based on the delivery location which is called the basis differential. As a result, our cash flow from operations could be affected if the basis differentials widen more than we anticipate. For more information see “—An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.” We currently do not have any basis differential hedging arrangements in place. Our cash flow from operations could also be affected based upon the levels of our production. If production is higher than we estimate, we will have greater commodity price exposure than we intended. If production is lower than the nominal amount that is subject to our hedging arrangements, we may be forced to satisfy all or a portion of our hedging arrangements without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial reduction in cash flows.

If the prices at which we hedge our oil and gas production are less than current market prices, our cash flow from operations could be adversely affected.

When our derivative contract prices are higher than market prices, we will incur realized and unrealized gains on our derivative contracts and conversely, when our contract prices are lower than market prices, we will incur realized and unrealized losses. On July 29, 2009, we entered into hedging arrangements for specified volumes, which equated to approximately 85% of the estimated oil and gas production from our proved developed producing reserves (as of December 31, 2009) through December 31, 2012 and 70% for 2013 after unwinding our previous hedging arrangements. For the year ended December 31, 2009, we recognized a realized gain on oil and gas derivative contracts of $17.9 million and an unrealized loss of $28.4 million. For the nine months ended September 30, 2010, we recognized a realized gain on oil and gas derivative contracts of $2.1 million and an unrealized gain of $19.6 million. The realized gains resulted in an increase in cash flow from operations. We expect to continue to enter into similar hedging arrangements in the future to reduce our cash flow volatility.

We cannot assure you that the derivative contracts that we have entered into, or will enter into, will adequately protect us from financial loss in the future due to circumstances such as:

•	highly volatile oil and gas prices;

•	our production being less than expected; or

•	a counterparty to one of our hedging transactions defaulting on its contractual obligations.

The counterparties to our derivative contracts may be unable to perform their obligations to us which could adversely affect our cash flow.

At times when market prices are lower than our derivative contract prices, we are entitled to cash payments from the counterparties to our derivative contracts. Any number of factors may adversely affect the ability of our counterparties to fulfill their contractual obligations to us. If one of our counterparties is unable or unwilling to make the required payments to us, it could adversely affect our cash flow.

Potential regulations under the Dodd-Frank Act regarding derivatives could adversely impact our ability to engage in commodity price risk management activities.

We have entered into commodity derivative contracts in order to hedge a portion of our production. On July 21, 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which imposes a comprehensive regulatory scheme significantly impacting companies engaged in over-the-counter swap transactions. The Dodd-Frank Act generally applies to “swaps” entered into by “major swap participants” and/or “swap dealers,” each as defined in the Dodd-Frank Act. A swap is very broadly defined in the Dodd-Frank Act and includes an energy commodity swap. A swap dealer includes an entity that regularly enters into swaps with counterparties as an “ordinary course of business for its own account.” Furthermore, a person may qualify as a major swap participant if it maintains a “substantial position” in outstanding swaps, other than swaps used for “hedging or mitigating commercial risk” or whose positions create substantial exposure to its counterparties or the U.S. financial system. The Dodd-Frank Act subjects swap dealers and major swap participants to substantial supervision and regulation by the Commodity Futures Trading Commission, or the CFTC, including capital standards, margin requirements, business conduct standards, and recordkeeping and reporting requirements. It also requires most regulated swaps to be cleared through a derivatives clearing organization, or DCO, registered with the CFTC. By clearing through a DCO, each party to a swap will be required to provide collateral to the DCO to settle, on a daily basis, any credit exposure resulting from fluctuations in market prices. The CFTC also has the authority to impose position limits on companies trading in OTC derivatives markets. Although the Dodd-Frank Act provides a framework for regulating OTC swap transactions, the substance of the Dodd-Frank Act will be set forth in numerous rules subsequently promulgated by the CFTC and other agencies. Because the CFTC has not yet clearly articulated the scope of key definitions in the Dodd-Frank Act, such as “swap,” “swap dealer” and “major swap participant,” and because the parameters of Dodd-Frank Act requirements are still shifting, it is impossible to know exactly how the Dodd-Frank Act will impact our business. However, the issuance of any rules or regulations relating to the Dodd-Frank Act that subject us to additional business conduct standards, position limits and/or reporting, capital, margin or clearing requirements with respect to our commodity swap risk management positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activities. If we are required to post additional collateral as a result of new rules, we would have to do so by utilizing cash or letters of credit, which would reduce our liquidity position and increase costs. These changes could materially reduce our hedging opportunities and increase the costs associated with our hedging programs, both of which could negatively affect our cash flow.

Lower oil and gas prices increase the risk of ceiling limitation write-downs.

We use the full cost method to account for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop our oil and gas properties. Under full cost accounting rules, the net capitalized cost of our oil and gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from our proved reserves, discounted at 10%. If the net capitalized costs of our oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities, but it does reduce our stockholders’ equity and earnings. The risk that we will be required to write-down the carrying value of our oil and gas properties increases when oil and gas prices are low, which could be further impacted by the SEC’s modernized oil and gas reporting disclosures, which require us to use an average price over the prior 12-month period, rather than the year-end price, when calculating the PV-10. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. An expense recorded in one period may not be reversed in a subsequent period even though oil and gas prices may have increased the ceiling applicable in the subsequent period.

At December 31, 2009, the net capitalized costs of our oil and gas properties did not exceed the present value of our estimated proved reserves. However, at December 31, 2008, the net capitalized costs of our oil and gas properties exceeded the present value of our estimated proved reserves by $116.4 million resulting in a write down of $116.4 million. We cannot assure you that we will not experience additional write downs in the future.

Use of our net operating loss carryforwards may be limited.

At December 31, 2009, we had, subject to the limitation discussed below, $127.6 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire in varying amounts through 2028 if not otherwise used.

The use of our net operating loss carryforwards may be limited if an “ownership change” of over 50 percentage points occurs during any three-year period. Based on current estimates, we believe that we have not surpassed this threshold. It is feasible that even a modest change of ownership (including, but not limited to, a shift in common stock ownership by one reasonably large stockholder or any offering of common stock to a limited number of investors) during the three-year period following the merger with Abraxas Energy Partners, L.P., which was consummated on October 5, 2009, could trigger a significant limitation of the amount of such net operating loss carryforwards available to offset future taxable income.

Additionally, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under ASC 740-10. Therefore, we have established a valuation allowance of $47.2 million for deferred tax assets at December 31, 2007, $60.8 million at December 31, 2008 and $91.5 million at December 31, 2009.

We depend on our President, CEO and Chairman of the Board and the loss of his services could have an adverse effect on our operations.

We depend to a large extent on Robert L.G. Watson, our President and Chief Executive Officer, for our management and business and financial contacts. Mr. Watson may terminate his employment agreement with us at any time on 30 days notice, but, if he terminates without cause, he would not be entitled to the severance benefits provided under the terms of that agreement. Mr. Watson is not precluded from working for, with or on behalf of a competitor upon termination of his employment with us. If Mr. Watson were no longer able or willing to act as President, Chief Executive Officer and Chairman of the Board, the loss of his services could have an adverse effect on our operations.

Our financial statements are complex and our control environment cannot completely prevent fraud or human error.

Due to the nature of our business, and accounting principles generally accepted in the United States of America, our financial statements continue to be complex, particularly with reference to derivative contracts, asset retirement obligations, deferred taxes and the accounting for our stock-based compensation plans. We expect such complexity to continue and possibly increase. Because of these complexities, many of our accounting processes are done manually and are dependent upon individual data input or review. While we continue to automate our processes and enhance our review and put in place controls to reduce the likelihood for errors, we expect that for the foreseeable future many of our processes will remain manually intensive and thus subject to human error.

A control environment, no matter how well conceived and operated, can provide only reasonable assurance that the objectives of the control environment are met. Because of the inherent limitations in all control environments, no evaluation of controls can provide absolute assurance that all control issues have been detected and misstatements due to error or fraud may occur and not be detected.

Risks Related to Our Industry

Market conditions for oil and gas, and particularly volatility of prices for oil and gas, could adversely affect our revenue, cash flows, profitability and growth.

Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and gas. Gas prices affect us more than oil prices because 65% of our production and 65% of our proved reserves were gas at December 31, 2009. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Lower prices may also make it uneconomical for us to increase or even continue current production levels of oil and gas.

Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of other factors beyond our control, including:

•	changes in foreign and domestic supply and demand for oil and gas;

•	political stability and economic conditions in oil producing countries, particularly in the Middle East;

•	weather conditions;

•	price and level of foreign imports;

•	terrorist activity;

•	availability of pipeline and other secondary capacity;

•	general economic conditions;

•	domestic and foreign governmental regulation; and

•	the price and availability of alternative fuel sources.

The current global recession has had a significant impact on commodity prices and our operations. If gas prices remain depressed or oil prices decline significantly, our revenues, profitability and cash flow from operations may decrease which could cause us to alter our business plans, including reducing our drilling activities.

Estimates of proved reserves and future net revenue are inherently imprecise.

The process of estimating oil and gas reserves is complex and involves decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of our reserves set forth or incorporated by reference in this prospectus supplement. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

The estimates of our reserves as of December 31, 2009 are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of oil and gas reserves, future net revenue from proved reserves and the PV-10 thereof for our oil and gas properties are based on the assumption that future oil and gas prices remain the same as the twelve month un-weighted first-day-of-the-month average oil and gas prices for the year ended December 31, 2009. The average realized sales prices as of such date used for purposes of such estimates were $3.42 per Mcf of gas and $55.05 per Bbl of oil. The December 31, 2009 estimates also assume that we will make future capital expenditures of approximately $138.4 million in the aggregate primarily from 2010 through 2014, which are necessary to develop and realize the value of proved reserves on our properties. In addition, approximately 44% of our total estimated proved reserves as of December 31, 2009 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain than proved developed reserves. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of our reserves set forth or incorporated by reference in this prospectus supplement.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated reserves. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

As required by SEC regulations, we based the estimated discounted future net cash flows from our proved reserves as of December 31, 2009 on the twelve month un-weighted first-day-of-the-month average oil and gas prices for the year ended December 31, 2009 and costs in effect on the day of the estimate. However, actual future net cash flows from our properties will be affected by factors such as:

•	supply of and demand for our oil and gas;

•	actual prices we receive for our oil and gas;

•	our actual operating costs;

•	the amount and timing of our capital expenditures;

•	the amount and timing of our actual production; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flow, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to the numerous risks of oil and gas drilling and production activities.

Our oil and gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures and discharges of toxic gases. In addition, title problems, weather conditions and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations. If any of these or other similar industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

We operate in a highly competitive industry which may adversely affect our operations.

We operate in a highly competitive environment. The principal resources necessary for the exploration and production of oil and gas are leasehold prospects under which oil and gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of operations. We must compete for such resources with both major oil and gas companies and independent operators. Many of these competitors have financial and other resources substantially greater than ours. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations, we cannot assure you that such resources will be available to us in the future.

Our oil and gas operations are subject to various U.S. Federal, state, local and Canadian provincial regulations that materially affect our operations.

In the oil and gas industry, matters regulated include permits for drilling and completion operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow from oil and gas wells below actual production capacity. U.S. Federal, state, local, and Canadian provincial laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products and other substances and materials produced or used in connection with oil and gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

Proposed federal legislation concerning tax deductions currently available with respect to oil and gas drilling may adversely affect our net earnings.

The Obama administration has proposed the outright elimination of many of the key federal income tax benefits historically associated with the oil and gas industry. Although presented in very summary form, among other significant energy tax items, the administration’s budget appears to propose the complete elimination of (i) expensing of intangible drilling costs, and (ii) the “percentage depletion” method of deduction with respect to oil and gas wells. Although no legislation has been formally introduced, if this proposal (or others) is enacted into law, it could adversely affect our net earnings.

Possible regulation related to global warming and climate change could have an adverse effect on our operations and demand for oil and gas.

Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that requires reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a by-product of the burning of oil, gas and refined petroleum products, are considered greenhouse gases. Internationally, the United Nations Framework Convention on Climate Change and the Kyoto Protocol address greenhouse gas emissions, and several countries including the European Union have established greenhouse gas regulatory systems. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs. At the federal level, in June 2009, the United States House of Representatives passed the American Clean Energy and Security Act of 2009, also known as the Waxman-Markey Bill or ACESA. The United States Senate passed out of committee the Clean Energy Jobs and American Power Act, also known as the Kerry-Boxer Bill. Although these bills differ in certain ways, they both contain provisions that would establish a cap and trade system for restricting greenhouse gas emissions in the United States. Under such a system, certain sources of greenhouse gas emissions would be required to obtain greenhouse gas emission “allowances” corresponding to their annual emissions of greenhouse gases. The number of emission allowances issued each year would decline as necessary to meet overall emission reduction goals. As the number of greenhouse gas emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. The ultimate outcome of this federal legislative initiative remains uncertain.

In addition to pending climate legislation, the EPA has issued greenhouse gas monitoring and reporting regulations that went into effect January 1, 2010, and require reporting by regulated facilities by March 2011 and annually thereafter. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding serves as a first step to issuing regulations that would require permits for and reductions in greenhouse gas emissions for certain facilities. The EPA has proposed such greenhouse gas regulations and may issue final rules this year.

In the courts, several decisions have been issued that may increase the risk of claims being filed by government entities and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gases could require us to incur increased operating and compliance costs, and could have an adverse effect on demand for the oil and gas that we produce and as a result, our financial condition and results of operations could be adversely affected.

Risks Related to Our Common Stock

Future issuance of additional shares of common stock could cause dilution of ownership interests and adversely affect our stock price.

We are currently authorized to issue 200,000,000 shares of common stock with such rights as determined by our board of directors. We may in the future issue previously authorized and unissued securities, resulting in the dilution of the ownership interests of current stockholders. The potential issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We will not pay dividends on our common stock for the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. In addition, our credit facility prohibits us from paying dividends and making other distributions.

Shares eligible for future sale may depress our stock price.

At December 31, 2010, we had 76,425,061 shares of common stock outstanding of which 6,089,883 shares were held by affiliates and, in addition, 4,821,450 shares of common stock were subject to outstanding options granted under stock option plans (of which 2,289,213 shares were vested at December 31, 2010).

All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act. The shares of common stock issuable upon exercise of stock options have been registered under the Securities Act. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

The price of our common stock has been volatile and could continue to fluctuate substantially.

Our common stock is traded on The NASDAQ Stock Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the oil and gas industry;

•	sales of common stock or other actions by our stockholders;

•	changes in oil and gas prices;

•	additions or departures of key management personnel;

•	commencement of or involvement in litigation;

•	speculation in the press or investment community regarding our business;

•	an inability to maintain the listing of our common stock on a national securities exchange;

•	market conditions; and

•	analysts’ estimates and other events in the oil and gas industry.

We may issue shares of preferred stock with greater rights than our common stock.

Subject to the rules of The NASDAQ Stock Market, our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than our common stock. On March 16, 2010, our board of directors adopted a tax benefits preservation plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. These rights are only activated if the plan is triggered by any person or group acquiring 4.9% or more of our outstanding common stock without our approval.

Anti-takeover provisions could make a third party acquisition of us difficult.

Our articles of incorporation and bylaws provide for a classified board of directors, with each member serving a three-year term, and eliminate the ability of stockholders to call special meetings or take action by written consent. Each of the provisions in our articles of incorporation, bylaws and our tax benefits preservation plan, could make it more difficult for a third party to acquire us without the approval of our board. In addition, the Nevada corporate statute also contains certain provisions that could make an acquisition by a third party more difficult. On March 16, 2010, our board of directors adopted a tax benefits preservation plan designed to preserve our substantial tax assets. In addition, the plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding common stock without our approval.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $            million, after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $            million if the underwriters exercise the over-allotment option in full. We intend to use the net proceeds from this offering to repay indebtedness outstanding under our credit facility, to increase our 2011 capital expenditure budget to $60 million and for general corporate purposes. Our credit facility matures on October 5, 2012. At December 31, 2010, the principal balance outstanding under credit facility was $136.0 million and the interest rate was 5.75% per annum. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2010:

•	on a historical basis; and

•

on an adjusted basis to give effect to the completion of this offering and our application of the estimated net proceeds from this offering of approximately $            million, after deducting fees and expenses (including underwriting discounts and commissions), based on the offering price of $            per share, in the manner described in “Use of Proceeds,” as if the offering had occurred on September 30, 2010.

You should read the information in this table together with our historical financial statements and the accompanying notes contained in the documents incorporated by reference in this prospectus supplement.

	Abraxas Petroleum
	As of September 30, 2010
	Historical	As Adjusted for this Offering
	(unaudited)
	(In thousands)
Cash and cash equivalents	$2,060

Long-term debt(1)	139,965

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 1,000,000 authorized, -0- outstanding	—	—
Common stock, $0.01 par value, 200,000,000 authorized; 76,378,132 shares outstanding at September 30, 2010, actual; 86,378,132 shares outstanding at September 30, 2010, as adjusted	764
Additional paid-in capital	183,847
Accumulated deficit	(186,347)
Accumulated other comprehensive income	63

Total stockholders’ equity (deficit)	(1,673)

Total capitalization	$140,352

(1)	As of December 31, 2010, we had $136.0 million outstanding under our credit facility and $4.9 million outstanding under our real estate lien note. We will use the net proceeds from this offering to repay approximately $ million of indebtedness under our credit facility and to increase our 2011 capital expenditure budget to $60 million.

PROPERTIES

General

Our properties are located in the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada. For more information on our business and properties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference in this prospectus supplement.

We have a substantial base of oil and gas assets that account for our proved reserves and production. At December 31, 2009, we owned an interest in 1,828 gross (405 net) wells, for an average working interest of 22%. Our estimated net proved reserves were 24.9 MMBoe at December 31, 2009, of which 56% were classified as proved developed, 35% were oil and 82% were operated. Our net production for the year ended December 31, 2009 was 1,634 MBoe, or 4,476 Boepd, and our net daily production for the nine months ended September 30, 2010 was 1,089 MBoe, or 3,989 Boepd, of which 35% was oil or liquids.

During 2010, we drilled or participated in 26 gross (9.8 net) wells with a 96% gross (90% net) success rate. The following table details all of the gross and net wells that we drilled or participated in during 2010 for each of our operating regions.

	Oil		Gas
	Gross	Net	Gross	Net
Canada	2.0	2.0	—	—
Rocky Mountain	13.0	1.8	—	—
Mid-Continent	—	—	4.0	0.1
Permian Basin	2.0	2.0	—	—
Onshore Gulf Coast	2.0	2.0	3.0	1.9

Total	19.0	7.8	7.0	2.0

During 2010, we sold certain properties, principally non-operated, non-core assets, to generate cash for debt repayment and to accelerate our drilling program. We sold properties in nine different states for total net proceeds of approximately $29.8 million at various property auctions to numerous buyers. In total, these properties produced approximately 560 Boepd during 2009, and had approximately 2,043 MBoe of proved reserves at December 31, 2009. The first $10 million of net proceeds was used to repay the term loan portion of our credit facility and the remaining $19.8 million was used or will be used to repay outstanding indebtedness under the revolving portion of our credit facility, for capital expenditures and general corporate purposes.

2011 Drilling Plans

We have established a large undeveloped acreage position in several unconventional and conventional resource plays which we intend to develop in 2011. We have set our initial capital expenditure budget for 2011 at $40 million, a 33% increase over 2010. After this offering, we expect to increase our 2011 capital expenditure budget to $60 million, which would be a 100% increase over 2010. Approximately 50% of the expanded 2011 budget will be spent on unconventional horizontal oil wells in the Bakken/Three Forks and Niobrara plays in the Rocky Mountain region of the United States and the other 50% will target conventional oil plays in the Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada. The 2011 capital expenditure budget is subject to change depending upon a number of factors, including the availability and costs of drilling and service equipment and crews, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the availability of sufficient capital resources, the results of our exploitation efforts, the acquisition, review and interpretation of seismic data and our ability to obtain permits for drilling locations.

The following is a summary of the properties we intend to develop in 2011.

Rocky Mountain—Williston Basin—Bakken/Three Forks—Operated

We acquired our leasehold position in the Williston Basin principally through a producing property acquisition in January 2008 from St. Mary Land & Exploration, now known as SM Energy Company. We own approximately 20,835 net acres in the basin, the overwhelming majority of which are held by production from wells producing from formations other than the Bakken or Three Forks, including the Madison, Red River and Duperow formations. Our average net working interest is approximately 19%, which equates to 109,658 gross acres, or approximately 86 gross (16 net) units on 1,280 acre spacing. Our acreage position is concentrated in the following areas:

Industry Area	Abraxas Area	Net Acres
Nesson Anticline	Nesson	2,270
Nesson Anticline	North Fork	3,540
Rough Rider(1)	Harding	7,010
Lewis & Clark(2)	Elkhorn Ranch	2,035
Elm Coulee(3)	Elm Coulee	440
Burke County, North Dakota	Carter	3,200
Sheridan County, Montana	Sheridan	2,340

Total		20,835

(1)	Rough Rider covers portions of Williams and McKenzie Counties, North Dakota and Roosevelt and Richland Counties, Montana.

(2)	Lewis & Clark covers portions of Billings, Golden Valley and Stark Counties, North Dakota.

(3)	Elm Coulee covers portions of Richland County, Montana.

During 2010, in McKenzie County, North Dakota in the North Fork area, we drilled two operated wells, one targeting the Three Forks formation and one targeting the Bakken formation. The first well, the Ravin 26-35 1H, was drilled to a total measured depth of 20,835 feet, including a 9,800 foot lateral in the Three Forks formation. This well was completed with a 25-stage fracture stimulation and came on-line at an unrestricted daily rate of 1,008 Bbl of oil, 2.44 MMcf of wellhead gas and 290 Bbl of natural gas liquids, or 1,705 Boepd. We operate and own an approximate 60% working interest in this well. The second well, the Stenehjem 27-34 1H, was drilled to a total measured depth of 16,504 feet, including a 5,965-foot lateral in the middle Bakken formation. A 20-stage fracture stimulation is tentatively scheduled for the first quarter of 2011. We operate and own an approximate 79% working interest in this well. We intend to continue to acquire long-term leases in areas in which we own a concentrated interest, or in drilling units where we can increase our working interest relatively inexpensively.

Our expanded budget for 2011 includes approximately $20 million for up to five operated horizontal wells targeting the Bakken/Three Forks formation. Service equipment and crews are in very short supply in the Williston Basin as a large number of rigs are drilling in the basin and together with the increasing number of fracture stimulation stages per well, the average number of days for a frac job is more than seven days. This shortage has caused service costs to escalate in the basin. As a result, we will likely delay the drilling of operated Bakken/Three Forks wells until additional services and crews are deployed to the basin and service costs return to normal, which we anticipate to occur in mid-2011. We estimate gross drilling and completion costs for a horizontal well to be $7.5 million and estimated ultimate reserves of 500 MBoe, using a 20:1 gas to oil ratio, with 95% of the revenues being oil and liquids. Our estimated ultimate reserves are based on management’s estimates and available industry data. Even through the Bakken/Three Forks play is in the early stages of re-development with modern technology and the ultimate drainage area per well is largely unknown, some operators have drilled two wells per 1,280 acre unit which would equate to up to 171 gross (33 net) locations on our leasehold. We anticipate that the industry will eventually drill as many as six wells per 1,280 acre unit which would equate up to 514 gross (98 net) locations on our leasehold.

Rocky Mountain—Williston Basin—Bakken/Three Forks—Non-Operated

During 2010, in Dunn, Divide, McKenzie and Williams Counties, North Dakota, we participated in 10.0 gross (0.35 net) non-operated Bakken/Three Forks wells, six of which are operated by Continental Resources, Inc. Five of the wells are on production and the remaining five wells are currently drilling and/or completing. Our budget for 2011 includes $3.0 million for non-operated wells targeting the Bakken/Three Forks formations. We believe that participating in non-operated wells provides us with the opportunity to learn and leverage off other operators that have more experience and knowledge in the play than us.

Onshore Gulf Coast Basin—Eagle Ford

The majority of our leasehold position in the onshore Gulf Coast Basin was acquired through our historical activity targeting the Edwards formation in DeWitt and Lavaca Counties, Texas and more recently, through an active leasing program in DeWitt and Atascosa Counties, Texas.

In August 2010, we formed a joint venture, Blue Eagle, with Rock Oil to develop our acreage in the Eagle Ford Shale play. We contributed 8,333 net acres, located in Atascosa, DeWitt and Lavaca Counties, Texas, to Blue Eagle and received an approximate 50% equity interest in Blue Eagle and Rock Oil contributed $25 million in cash and received an approximate 50% equity interest. Rock Oil also committed to contribute an additional $50 million in cash to Blue Eagle, which combined with the initial $25 million, will be used to acquire additional acreage and 3-D seismic data and to drill and complete wells targeting the Eagle Ford Shale formation. Upon full funding by Rock Oil, we will own a 25% equity interest in Blue Eagle and Rock Oil will own a 75% equity interest in Blue Eagle.

Blue Eagle’s area of interest encompasses 12 counties across the Eagle Ford Shale basin for expected future acreage acquisitions. We operate the wells owned by Blue Eagle and Rock Oil manages the day-to-day business affairs of Blue Eagle. Robert L.G. Watson, our President and CEO, serves on the board of managers of Blue Eagle.

The Eagle Ford Shale play is comprised of three distinct hydrocarbon windows: 43% of Blue Eagle’s initial leasehold position is located in the oil window, 35% is located in the gas/condensate window and 22% is located in the dry gas window.

During 2010, Blue Eagle drilled one well, the T-Bird 1H, to a total measured depth of approximately 19,450 feet, including a 5,700 foot lateral. A 15-stage fracture stimulation is currently scheduled for January 2011. The T-Bird 1H is in very close proximity to one of the most successful wells in the Eagle Ford basin, the Enduring Keach Gas Unit No. 1 well, which came on-line at 15.8 MMcf and 1,000 Bbl of condensate per day in May 2010. The well produced over 1.0 Bcfe during the first five months of production and is currently producing 1.6 MMcf and 100 Bbl of condensate per day. Blue Eagle’s budget for 2011 currently includes four horizontal wells targeting the Eagle Ford formation and additional acreage and 3-D seismic data acquisitions, all of which will be fully funded by Blue Eagle. We estimate gross drilling and completion costs for a horizontal well in the gas/condensate window of the Eagle Ford Shale play to be $7.0 million and net estimated ultimate reserves of 500 MBoe, using a 20:1 gas to oil ratio, with 70% of the revenues being oil and liquids. The Eagle Ford formation is much shallower in Blue Eagle’s leasehold in the oil window than the gas/condensate window and we estimate gross drilling and completion costs for a horizontal well in that oil window to be $5.0 million and estimated ultimate reserves of 250 MBoe, using a 20:1 gas to oil ratio, with 90% of the revenues being oil. Our estimated ultimate reserves are based on management’s estimates and available industry data. Even though the Eagle Ford Shale play is in the early stages of development and the ultimate drainage area per well is largely unknown, some operators have drilled wells on 160 acre spacing which would equate to 52 net locations on Blue Eagle’s leasehold. Blue Eagle holds in excess of 8,333 net acres in the play of which a total of 3,000 net acres are held by production with the remainder currently under primary lease terms.

Rocky Mountain—Powder River Basin—Niobrara

We own a total of 20,800 gross (18,700 net) acres in the southern Powder River Basin. Our core leasehold position in the Brooks Draw field, located in Converse and Niobrara Counties, Wyoming, was acquired in 1999. Since then, we have drilled a total of 12 wells, including seven horizontal wells, and acquired a 23-square mile proprietary 3-D seismic survey, which has aided in identifying fracture swarms. Of our 17,800 gross (15,700 net) acres of leasehold in the Brooks Draw field, 14,000 gross/net acres are held by production and the remaining 3,800 gross (1,700 net) acres are under the primary term of the leases which expire in 2012 or later. In addition, we own approximately 3,000 net acres in Campbell County, Wyoming which are held by production and are near the Crossbow 3-19H well operated by EOG Resources Inc. in southern Campbell County, Wyoming and other recent horizontal activity. During 2010, we followed the industry’s activity, principally that of EOG Resources and Chesapeake Energy Corp., in this emerging oil play targeting the Niobrara formation. One of our historical horizontal wells, the Sage Grouse 3H, is producing from the Niobrara formation out of the heel of the vertical section and has produced over 25 MBbl of oil since 2005 and is estimated to cumulatively produce approximately 50 MBbl of oil. On our leasehold, the Niobrara formation can be found at a depth of approximately 7,600 to 8,100 feet and is approximately 120 feet thick.

In 2011, we have budgeted to drill one horizontal well targeting the Niobrara formation in the Brooks Draw field. We may elect to increase our activity in the area pending results of this well. We estimate gross drilling and completion costs for a horizontal well to be $5.0 million and estimated ultimate reserves of 250 MBbl with 100% of the revenues being oil. Our estimated ultimate reserves are based on management’s estimates and available industry and historical data. Even though the Niobrara play is in its infancy and ultimate drainage area per well is entirely unknown at this time, on 160-acre spacing, we believe that our held by production acreage could hold up to 117 net locations.

Alberta Basin—Pekisko

We acquired 9,120 gross/net acres of leasehold in two areas in western Alberta in 2010. During 2010, in the Twining area of Alberta, we entered into a farmout agreement with a large Canadian independent to earn approximately eleven sections, or 7,200 acres of land, by drilling two successful wells. Both wells targeted the Pekisko formation, which is productive across 210 oil pools created by stratigraphic traps along erosional unconformity from southwest Saskatchewan to northeast British Columbia traversing the entire province of Alberta.

Oil from the Pekisko was first discovered in 1962 at Sylvan Lake and Twining. In the mid 1990’s, the industry transitioned to horizontal drilling throughout Central Alberta and since 2008, optimizations and renewed interest have increased production from the expansive Pekisko fairway.

Our first well, the Swalwell 6-6, was drilled to a total measured depth of approximately 9,725 feet, including a 4,400 foot lateral, and completed with a ten-stage fracture stimulation. This well is currently shut-in pending re-completion this summer. The second well, the Twining 9-11, was drilled to a total measured depth of approximately 10,650 feet, including a 5,250 foot lateral, and completed with a 14-stage acid stimulation. This well is scheduled to come on-line during the first quarter of 2011. We own a 100% working interest in each of these wells. In addition to the farmout acreage, we have acquired 1,920 gross/net acres of leasehold in western Alberta. Our expanded budget for 2011 includes the drilling of four horizontal wells targeting the Pekisko formation. We estimate gross drilling and completion costs for a horizontal well to be $3.0 million and estimated ultimate reserves of 150 MBoe, using a 20:1 gas to oil ratio, with 83% of the revenues being oil. Our estimated ultimate reserves are based on management’s estimates and available industry data. The Pekisko formation is more conventional in nature as are the other targeted formations in the Alberta Basin. Based on geological analysis of the Pekisko fairway, we estimate that we have approximately ten potential drilling locations on our leasehold.

Alberta Basin—Bakken

We accumulated our leasehold in the emerging southern Alberta Basin Bakken play of Toole and Glacier Counties, Montana during 2010. We currently own approximately 10,000 gross/net acres, the majority of which are under the primary term of the leases with expirations between 2015 and 2020. We also own the minerals under 800 gross/net acres. During 2010, we monitored industry activity in the play, principally Rosetta Resources Inc. and Newfield Exploration Company, and continued our own independent study of the play. During 2011, we intend to continue to acquire additional acreage in the geologically specific parts of the play.

Texas Oil Plays

Permian Basin – Spires Ranch—Strawn. We acquired our leasehold on the Spires Ranch, which is located in Nolan County, Texas, in 2008 after shooting a 20-square mile 3-D seismic survey. The Spires Ranch is offsetting the Nina Lucia field, operated by Sheridan Production Company, LLC, which has produced over 40 MMBbls of oil from the Pennsylvanian-aged Strawn Reef. We currently own approximately 5,600 gross/net acres, of which approximately 240 gross/net acres are held by production and the remaining 5,360 gross/net acres are under the primary term of the lease, which expires in March 2011 unless the 180-day continuous drilling clause is in effect. During 2009 and 2010, we drilled three wells targeting the Strawn formation and the deeper Ellenburger formation. The first well, the Spires 202, was drilled to a total vertical depth of approximately 7,300 feet and encountered a thick oil column, but the flank of the structure was pressure depleted. After updating our 3-D seismic interpretation, the Spires 149-1 was drilled to a total vertical depth of 7,300 feet. This well is currently producing oil and liquids-rich gas while waiting on fracture stimulation. Subsequently, the Spires 126-1H was drilled to a total measured depth of 9,645 feet, including a 2,300 foot lateral. We expect this well to be completed in the first quarter of 2011. We own a 100% working interest in each of these wells and in our entire leasehold on the Spires Ranch. Our budget for 2011 includes the drilling of two horizontal wells targeting the Strawn formation. We estimate gross drilling and completion costs for a horizontal well to be $1.6 million and net estimated ultimate reserves of 112 MBoe, using a 20:1 gas to oil ratio, with 71% of the revenues being oil. Our estimated ultimate reserves are based on management’s estimates and available industry data. Based on our 3-D seismic interpretation and well results to-date, we estimate that we have approximately 10 potential drilling locations on our leasehold.

Permian Basin—Shallow Howe—Yates. We acquired the Howe field, which is located in Ward County, Texas, in 1994. Our leasehold position of approximately 2,000 gross/net acres is held by production. The field principally produces gas from the deeper Devonian and Montoya formations at depths of 12,000 to 16,000 feet. During 2010, we evaluated a shallow oil play targeting the Yates formation at a depth of 2,800 feet, which has proven to be productive in offsetting fields. Our budget for 2011 includes the drilling of four vertical wells targeting the Yates formation. We will own a 100% working interest in each of these wells. We estimate gross drilling and completion costs for a vertical well to be $400,000 and estimated ultimate reserves of 40 MBoe, using a 20:1 gas to oil ratio, with 99% of the revenues being oil. Our estimated ultimate reserves are based on management’s estimates and available industry data. Based on trend analysis of the Yates formation, we estimate that we have approximately 40 potential drilling locations on our leasehold.

Onshore Gulf Coast Basin—Portilla—Frio. We acquired the Portilla field, which is located in San Patricio County, Texas, in 1993. Our leasehold position of approximately 1,100 gross/net acres is held by production. The field was discovered by The Superior Oil Company in 1950 and the wells produce oil and gas from over 70 identified Frio sands at depths of 7,000 to 9,000 feet and from the deeper Vicksburg formation. The Portilla field is a water drive reservoir; however, the water does not encroach from the side of the field inward but through coning in each individual wellbore. During 2009 and 2010, we drilled three oil in-fill development wells in the

Frio formation to prove the concept of water coning. As a result, we believe there are many un-drained pockets of oil between the existing producing wells. The Welder 86 and 87 were each drilled to a total depth of approximately 8,700 feet and the Welder 88 was drilled to a total depth of approximately 7,600 feet. The first two wells came on-line at a combined rate of 185 Boepd and the third well is currently being completed. We own a 100% working interest in each of these wells and in the entire Portilla field. Our budget for 2011 includes the drilling of eight vertical wells targeting the Frio sands at depths of 7,400 and 8,100 feet. We estimate gross drilling and completion costs for a vertical well to be $700,000 for the 7,400 target, or $900,000 for the combined 7,400 and 8,100 targets, and estimated ultimate reserves of 47 and 88 MBbl, respectively, with 100% of the revenues being oil. Our estimated ultimate reserves are based on management’s estimates and historical data. Based on in-depth historical analysis of the Frio formation in the Portilla field, we estimate that we have approximately 15 potential drilling locations on our leasehold.

PRICE RANGE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information as to the high and low sales price quoted for our common stock on The NASDAQ Stock Market.

Period	High	Low
2009
First Quarter	$1.50	$0.74
Second Quarter	1.39	0.85
Third Quarter	1.88	0.86
Fourth Quarter	2.55	1.55

2010
First Quarter	$2.50	$1.80
Second Quarter	3.16	1.89
Third Quarter	3.14	2.30
Fourth Quarter	4.57	2.79

2011
First Quarter (through January 14, 2011)	$4.75	$4.24

As of January 14, 2011, we had 76,436,076 shares of common stock outstanding and approximately 1,207 stockholders of record.

We have not paid any cash dividends on our common stock and we cannot presently determine when, if ever, we will pay cash dividends in the future. In addition, our credit facility prohibits the payment of cash dividends on our common stock.

SELLING STOCKHOLDERS

The following table sets forth, as of January 14, 2011, the beneficial ownership of the shares of our common stock held by each of the selling stockholders and the number of shares being sold by such selling stockholders in this offering. The percentage of outstanding shares beneficially owned before the offering is based on 76,436,076 shares of common stock outstanding as of January 14, 2011. Information contained in the table below is based upon information provided by the selling stockholders as of January 14, 2011. We have not independently verified this information. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Name	Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering	Percentage
Citigroup Global Markets, Inc.(1)	3,430,786	4.5%	3,430,786	—	—
Kevin Russell(1)	3,430,786	4.5%	3,430,786	—	—
Valley Energy Investment Fund U.S., L.P.(2)	2,422,154	3.2%	2,422,154	—	—
Tortoise Capital Resources Corporation(3)	1,646,376	2.2%	1,646,376	—	—
Hartz Capital Investments, LLC(4)	865,056	1.1%	865,056	—	—
Edward J. Stern(4)	865,056	1.1%	865,056	—	—
Ronald J. Bangs(4)	865,056	1.1%	865,056	—	—
Jonathan B. Schindel(4)	865,056	1.1%	865,056	—	—
Martin B. Perlman Associates(5)	124,695	*	62,695	62,000	*
MEDDS III(5)	152,280	*	76,280	76,000	*
Martin Perlman(5)	276,975	*	138,975	138,000	*

*	Less than 1%

(1)	Kevin Russell, in his capacity as its authorized employee, has voting and investment control over the shares held by Citigroup Global Markets, Inc. Mr. Russell disclaims beneficial ownership of all of such shares. The address of Citigroup Global Markets, Inc. is 390 Greenwich Street, 3rd Floor, New York, NY 10013. Citigroup Global Markets, Inc. is a member of FINRA and a broker-dealer registered pursuant to Section 15(b) of the Exchange Act. Citigroup Global Markets, Inc. (i) purchased the securities for its own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing the securities in any transaction in violation of securities laws and not as compensation for investment banking services, and (ii) at the time of purchase, Citigroup Global Markets, Inc. did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the shares purchased.

(2)	An investment committee composed of employees of Merrill Lynch & Co., a member of the FINRA, or its affiliates, whose members may change from time to time, has voting and investment control over the shares held by Valley Energy Investment Fund U.S., L.P. The address of Valley Energy Investment Fund U.S., L.P. is c/o Merrill Lynch Commodity Partners, 20 East Greenway Plaza Suite 950, Houston, TX 77046.

(3)	Pursuant to investment advisory agreements entered into with Tortoise Capital Resources Corporation, Tortoise Capital Advisors, L.L.C. (“TCA”) holds voting and dispositive power with respect to the shares held by the selling stockholder. The investment committee of TCA is responsible for the investment management of the stockholder’s portfolio. The investment committee is comprised of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte, each of whom disclaim beneficial ownership of the shares held by Tortoise Capital Resources Corporation. The address of Tortoise Capital Resources Corporation is 11550 Ash Street, Suite 300, Leawood, KS 66211.

(4)	Edward J. Stern, Ronald J. Bangs and Jonathan B. Schindel, in their capacity as officers of Hartz Capital, Inc., which is the sole manager of Hartz Capital Investments, LLC, share voting and investment control over the shares held by Hartz Capital Investments, LLC. Each of Messrs. Bangs and Schindel disclaims beneficial ownership of all of such shares. The address of Hartz Capital Investments, LLC is 400 Plaza Drive, Secaucus, NJ 07094.

(5)	Martin Perlman, in his capacity as portfolio manager, has voting and investment control over the shares held by Martin B. Perlman Associates and MEDDS III. The address of Martin B. Perlman Associates and MEDDS III is 539 Durie Avenue, Closter, NJ 07624.

UNDERWRITING

Johnson Rice & Company L.L.C. is acting as the representative for the underwriters in this offering. Subject to the terms and conditions stated in the underwriting agreement dated January     , 2011, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders, and we and the selling stockholders have agreed to sell to such underwriters, the respective number of shares of our common stock shown opposite its name below:

Underwriters	Number of Shares to be sold by us	Number of Shares to be sold by the selling stockholders
Johnson Rice & Company L.L.C.
Canaccord Genuity Inc.
Stifel, Nicolaus & Company, Incorporated
Ladenburg Thalmann & Co. Inc.
Wunderlich Securities, Inc.
Strategic Energy Research & Capital, an affiliate of FCG Advisors, LLC
Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock from us and the selling stockholders is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us and the selling stockholders to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets and that we and the selling stockholders deliver to the underwriters customary closing documents. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the shares to securities dealers at the price to the public less a selling concession not in excess of $             per share. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 2,775,502 additional shares at the public offering price per share less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering.

The following table summarizes the compensation to be paid to the underwriters by us and the selling stockholders in connection with this offering.

Total
	Per share	Without over-allotment	With over-allotment
Public offering price by us	$	$	$
Underwriting fees to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

Public offering price by the selling stockholders	$	$	$
Underwriting fees to be paid by selling stockholders	$	$		N/A
Proceeds, before expenses, to selling stockholders	$	$		N/A

We estimate our expenses associated with the offering, excluding underwriting fees, will be approximately $            .

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

We, our officers and directors and the selling stockholders have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Johnson Rice & Company L.L.C., directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any share of common stock or any securities convertible into or exercisable or exchangeable for common stock, or file any registration statement under the Securities Act with respect to any of the foregoing or enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, except for the sale to the underwriters in this offering, the issuance by us of any securities or options to purchase common stock under existing, amended or new employee benefit plans maintained by us and the filing of or amendment to any registration statement related to the foregoing, the issuance by us of securities in exchange for or upon conversion of our outstanding securities described herein, the filing of or an amendment to any registration statement pursuant to registration rights held by third parties not subject to a lock-up agreement, the filing of any registration statement on Form S-3, provided that no sales under such registration statement take place during such 90-day restricted period, or certain transfers in the case of officers or directors in the form of bona fide gifts, intra family transfers and transfers related to estate planning matters. Notwithstanding the foregoing, if (1) during the last 17 days of such 90-day restricted period we issue an earnings release or a material news or material event relating to the Company occurs or (2) prior to the expiration of such 90-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or a material event, as applicable; provided, however, that this sentence will not apply if, as of the expiration of the restricted period, shares of our common stock are “actively-traded securities” as defined in Regulation M. Johnson Rice & Company L.L.C. has advised us that it does not have any present intent to release the lock-up agreements prior to the expiration of the applicable restricted period.

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of these transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, Stifel, Nicolaus & Company, Incorporated has, directly or indirectly, provided investment banking or financial advisory services to us or our affiliates for which they have received customary fees and commissions. They may provide these services to us or our affiliates from time to time in the future.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus supplement will be passed upon for us and for the selling stockholders by Jackson Walker L.L.P., San Antonio, Texas. Certain legal matters will be passed upon for the underwriters by Porter Hedges LLP, Houston, Texas.

GLOSSARY OF TERMS

Unless otherwise indicated in this prospectus supplement, gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Oil and gas equivalents are determined using the ratio of six Mcf of gas to one barrel of oil, condensate or NGLs.

The following definitions shall apply to the technical terms used in this prospectus supplement.

Terms used to describe quantities of oil and gas:

“Bbl”—barrel or barrels.

“Bcf”—billion cubic feet of gas.

“Bcfe”—billion cubic feet of gas equivalent.

“Boe”—barrels of oil equivalent.

“Boepd”—barrels of oil equivalent per day.

“MBbl”—thousand barrels.

“MBoe”—thousand barrels of oil equivalent.

“Mcf”—thousand cubic feet of gas.

“Mcfe”—thousand cubic feet of gas equivalent.

“MMBbls”—million barrels.

“MMBoe”—million barrels of oil equivalent.

“MMbtu”—million British Thermal Units.

“MMcf”—million cubic feet of gas.

“MMcfe”—million cubic feet of gas equivalent.

“MMcfepd”—million cubic feet of gas equivalent per day.

“MMcfpd”—million cubic feet of gas per day.

Terms used to describe our interests in wells and acreage:

“Developed acreage” means acreage which consists of leased acres spaced or assignable to productive wells.

“Development well” is a well drilled within the proved area of an oil or gas reservoir to the depth of stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting proved oil or gas reserves.

“Dry hole” is an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

“Exploratory well” is a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be producing oil or gas in another reservoir, or to extend a known reservoir.

“Gross acres” are the number of acres in which we own a working interest.

“Gross well” is a well in which we own an interest.

“Net acres” are deemed to exist when the sum of fractional ownership working interests in gross acres equals one (e.g., a 50% working interest in a lease covering 320 gross acres is equivalent to 160 net acres).

“Net well” is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

“Productive well” is an exploratory or a development well that is not a dry hole.

“Undeveloped acreage” means those leased acres on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

Terms used to assign a present value to or to classify our reserves:

“Proved reserves” or “reserves” are those quantities of oil and gas reserves, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

“Proved developed reserves” or “PDP’s” are those quantities of oil and gas reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included in “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

“Proved developed non-producing reserves” or “PDNP’s” are those quantities of oil and gas reserves that are developed behind pipe in an existing wellbore, from a shut-in wellbore or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future recompletion prior to the start of production.

“Proved undeveloped drilling location” is a site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

“Proved undeveloped reserves” or “PUD’s” are those quantities of oil and gas reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for development. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proven effective by actual tests in the area and in the same reservoir.

“Probable reserves” are those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves.

“Possible reserves” are those additional reserves which analysis of geoscience and engineering data suggest are less likely to be recoverable than probable reserves.

“PV-10” means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

“Standardized Measure” means estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation, calculated in accordance with ASC 932, formerly Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”

ABRAXAS PETROLEUM CORPORATION

$150,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Guarantees

Rights

Units

We may offer, from time to time, in one or more series:

•	unsecured senior debt securities;

•	secured senior debt securities;

•	unsecured subordinated debt securities;

•	secured subordinated debt securities;

•	shares of common stock;

•	shares of preferred stock;

•	shares of preferred stock that may be represented by depositary shares;

•	warrants to purchase debt securities, common stock, preferred stock or other securities;

•	rights to purchase debt securities, common stock, preferred stock or other securities; and

•	units to purchase one or more of these classes of securities.

The securities:

•	will have a maximum aggregate offering price of $150,000,000;

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be offered separately or together, or in separate series;

•	may be convertible into or exchangeable for other securities;

•	may be guaranteed by certain of our subsidiaries; and

•	may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.”

We will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated December 31, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $150,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

i

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Also, using our website, www.abraxaspetroleum.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, including exhibits, at no cost by writing or telephoning our principal executive office, which is:

18803 Meisner Drive

San Antonio, Texas 78258

Attn: Investor Relations

(210) 490-4788

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and such securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents that we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 24, 2009;

•	Our Notification on Form 12b-25 filed with the Commission on May 11, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 14, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 10, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Commission on November 9, 2009;

•

Our Current Report on Form 8-K filed with the Commission on January 20, 2009, March 19, 2009, May 6, 2009, May 7, 2009, June 23, 2009, July 2, 2009, July 21, 2009, August 3, 2009, August 17, 2009, September 1, 2009 and October 7, 2009; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 24, 2008, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FORWARD-LOOKING INFORMATION

We make forward-looking statements throughout this prospectus and the documents included or incorporated by reference in this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as statements including words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “could,” “potentially” or similar expressions), you must remember that these are forward-looking statements, and that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this prospectus or in the documents included or incorporated by reference in this prospectus is generally located in the material set forth under the headings “About Abraxas,” “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management’s reasonable estimates of future results or trends. The factors that may affect our expectations regarding our operations include, among others, the following:

•	our success in development, exploitation and exploration activities;

•	our ability to make planned capital expenditures;

•	declines in our production of oil and gas;

•	prices for oil and gas;

•	our ability to raise equity capital or incur additional indebtedness;

•	political and economic conditions in oil producing countries, especially those in the Middle East;

•	price and availability of alternative fuels;

•	our restrictive debt covenants;

•	our acquisition and divestiture activities;

•	weather conditions and events;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities;

•	results of our hedging activities; and

•	other factors discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus.

Except as otherwise required by law, we disclaim any duty to update any forward-looking statements, all of which are qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. See also “Where You Can Find More Information.”

ABOUT ABRAXAS

This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus, particularly the section entitled “Risk Factors,” our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, including the consolidated financial statements and the notes to those financial statements included in those reports, all of which are incorporated by reference herein. The terms “Abraxas,” “we,” “us,” “our,” or the “Company,” refer to Abraxas Petroleum Corporation, together with its consolidated subsidiaries. We have provided definitions for some of the oil and gas industry terms used in this prospectus in the section entitled “Glossary of Terms.”

We are an independent energy company primarily engaged in the development and production of oil and gas. Historically, we have grown through the acquisition and subsequent development and exploitation of producing properties, principally through the redevelopment of old fields utilizing new technologies such as modern log analysis and reservoir modeling techniques as well as 3-D seismic surveys, horizontal drilling and modern completion techniques. As a result of these activities, we believe that we have a number of development opportunities on our properties. In addition, we intend to expand upon our development activities with complementary exploration projects in our core areas of operation. Success in our development and exploration activities is critical in the maintenance and growth of our current production levels and associated reserves.

Abraxas was originally incorporated in Texas in 1977 and re-incorporated in Nevada in 1990 when it became a public company. Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.” Our principal offices are located at 18803 Meisner Drive, San Antonio, Texas 78258, and our telephone number is (210) 490-4788. Information contained on our website, www.abraxaspetroleum.com, is not part of this prospectus.

RISK FACTORS

Risks Related to Our Business

We have substantial indebtedness which may adversely affect our cash flow and business operations.

At December 14, 2009, we had a total of $146.5 million of indebtedness under our credit facility. Our indebtedness could have important consequences to us, including:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

covenants contained in our credit facility and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•

we may need a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations and future business opportunities; and

•	our level of debt will make us more vulnerable to competitive pressures or a downturn in our business or the economy generally, than our competitors with less debt.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional debt or equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.

A breach of the terms and conditions of the credit facility, including the inability to comply with the required financial covenants, could result in an event of default. If an event of default occurs (after any applicable notice and cure periods), the lenders would be entitled to terminate any commitment to make further extensions of credit under the credit facility and to accelerate the repayment of amounts outstanding (including accrued and unpaid interest and fees). Upon a default under the credit facility, the lenders could also foreclose against any collateral securing such obligations, which may be all or substantially all of our assets. If that occurred, we may not be able to continue to operate as a going concern.

We may not be able to fund the capital expenditures that will be required for us to increase reserves and production.

We must make capital expenditures to develop our existing reserves and to discover new reserves. Historically, we have financed our capital expenditures primarily with cash flow from operations, borrowings under credit facilities, sales of producing properties, and sales of debt and equity securities and we expect to continue to do so in the future. We cannot assure you that we will have sufficient capital resources in the future to finance all of our planned capital expenditures.

Volatility in oil and gas prices, the timing of our drilling programs and drilling results will affect our cash flow from operations. Lower prices and/or lower production will also decrease revenues and cash flow, thus reducing the amount of financial resources available to meet our capital requirements, including reducing the amount available to pursue our drilling opportunities. If our cash flow from operations does not increase as a result of planned capital expenditures, a greater percentage of our cash flow from operations will be required for debt service and operating expenses and our planned capital expenditures would, by necessity, be decreased.

The borrowing base under our credit facility will be determined from time to time by the lenders. Reductions in estimates of oil and gas reserves could result in a reduction in the borrowing base, which would reduce the amount of financial resources available under the credit facility to meet our capital requirements. Such a reduction could be the result of lower commodity prices and/or production, inability to drill or unfavorable drilling results, changes in oil and gas reserve engineering, the lenders’ inability to agree to an adequate borrowing base or adverse changes in the lenders’ practices regarding estimation of reserves.

If cash flow from operations or our borrowing base decrease for any reason, our ability to undertake exploration and development activities could be adversely affected. As a result, our ability to replace production may be limited. In addition, if the borrowing base under the credit facility is reduced, we would be required to reduce our borrowings under the credit facility so that such borrowings do not exceed the borrowing base. This could further reduce the cash available to us for capital spending and, if we did not have sufficient capital to reduce our borrowing level, we may be in default under the credit facility.

We have sold producing properties to provide us with liquidity and capital resources in the past and we may do so in the future. After any such sale, we would expect to utilize the proceeds to drill new wells on our remaining properties. If we cannot replace the production lost from properties sold with production from the remaining properties, our cash flow from operations will likely decrease, which in turn, would decrease the amount of cash available for additional capital spending.

We may be unable to acquire or develop additional reserves, in which case our results of operations and financial condition would be adversely affected.

Our future oil and gas production, and therefore our success, is highly dependent upon our ability to find, acquire and develop additional reserves that are profitable to produce. The rate of production from our oil and gas properties and our proved reserves will decline as our reserves are produced. Unless we acquire additional properties containing proved reserves, conduct successful development and exploration activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, we cannot assure you that our exploration and development activities will result in increases in our proved reserves. Approximately 92% of the estimated ultimate recovery of our proved developed producing reserves as of December 31, 2008 had been produced. Based on the reserve information set forth in our reserve report as of December 31, 2008, our average annual estimated decline rate for our net proved developed producing reserves is 11% during the first five years, 8% in the next five years, and approximately 8% thereafter. These rates of decline are estimates and actual production declines could be materially higher. While we have had some success in finding, acquiring and developing additional reserves, we have not always been able to fully replace the production volumes lost from natural field declines and prior property sales. For example, in 2006, we replaced only 7% of the reserves we produced. As our proved reserves and consequently our production decline, our cash flow from operations, and the amount that we are able to borrow under our credit facility will also decline. In addition, approximately 46% of our total estimated proved reserves at December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Even if we are successful in our development efforts, it could take several years for a significant portion of these undeveloped reserves to generate positive cash flow.

We may not find any commercially productive oil and gas reservoirs.

We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our capital investment. Drilling for oil and gas may be unprofitable. Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. The inherent risk of not finding commercially productive reservoirs will be compounded by the fact that 46% of our total estimated proved reserves as of December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. In addition, our properties may be susceptible to drainage from production by other operations on adjacent properties. If the volume of oil and gas we produce decreases, our cash flow from operations will decrease.

Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control or not covered by insurance.

Our drilling operations are subject to a number of risks, including:

•	unexpected drilling conditions;

•	facility or equipment failure or accidents;

•	shortages or delays in the availability of drilling rigs, equipment and crews;

•	adverse weather conditions;

•	title problems;

•	unusual or unexpected geological formations;

•	pipeline ruptures;

•	fires, blowouts and explosions; and

•	uncontrollable flows of oil or gas or well fluids.

Any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We maintain insurance against some but not all of these risks. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

Our credit facility contains a number of significant covenants that, among other things, limit our ability to:

•	incur or guarantee additional indebtedness and issue certain types of preferred stock or redeemable stock;

•	transfer or sell assets;

•	create liens on assets;

•

pay dividends or make other distributions on capital stock or make other restricted payments, including repurchasing, redeeming or retiring capital stock or subordinated debt or making certain investments or acquisitions;

•	engage in transactions with affiliates;

•	guarantee other indebtedness;

•	make any change in the principal nature of our business;

•	permit a change of control; or

•	consolidate, merge or transfer all or substantially all of our assets.

In addition, our credit facility requires us to maintain compliance with specified financial covenants. Our ability to comply with these covenants may be adversely affected by events beyond our control, and we cannot assure you that we can maintain compliance with these covenants. These financial covenants could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary or desirable business activities.

A breach of any of these covenants could result in a default under our credit facility. A default, if not cured or waived, could result in all of our indebtedness becoming immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable or favorable to us.

The marketability of our production depends largely upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities.

The marketability of our production depends in part upon processing and transportation facilities. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the financial impact on us could be substantial and adversely affect our ability to produce and market oil and gas.

An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.

Our oil and gas is priced in the local markets where it is produced based on local or regional supply and demand factors. The prices we receive for our oil and gas are typically lower than the relevant benchmark prices, such as NYMEX. The difference between the benchmark price and the price we receive is called a differential. Numerous factors may influence local pricing, such as refinery capacity, pipeline capacity and specifications, upsets in the midstream or downstream sectors of the industry, trade restrictions and governmental regulations. Additionally, insufficient pipeline capacity, lack of demand in any given operating area or other factors may cause the differential to increase in a particular area compared with other producing areas. For example, production increases from competing Canadian and Rocky Mountain producers, combined with limited refining and pipeline capacity in the Rocky Mountain area, have gradually widened differentials in this area.

During 2008, differentials averaged $7.07 per Bbl of oil and $1.30 per Mcf of gas. Approximately 39% of our production during 2008 was from the Rocky Mountain and Mid-Continent regions. Historically, these regions have experienced wider differentials than our Permian Basin and Gulf Coast properties. As the percentage of our production from the Rocky Mountain and Mid-Continent regions increases, we expect that our price differentials will also increase. Increases in the differential between the benchmark prices for oil and gas and the wellhead price we receive could significantly reduce our revenues and our cash flow from operations.

Our derivative contract activities could result in financial losses or could reduce our cash flow.

To achieve more predictable cash flow and reduce our exposure to adverse fluctuations in the prices of oil and gas and to comply with the requirements under our credit facility, we enter into derivative contracts, which we sometimes refer to as hedging arrangements, for a significant portion of our oil and gas production that could result in both realized and unrealized derivative contract losses. We have entered into NYMEX-based fixed price commodity swap arrangements on approximately 85% of the oil and gas production from our estimated net proved developed producing reserves through December 31, 2012 and 70% for 2013 in order to comply with the requirements of our credit facility. Any new hedging arrangements will be priced at then-current market prices and may be significantly lower than the commodity swaps we currently have in place. The extent of our commodity price exposure will be related largely to the effectiveness and scope of our commodity price derivative contract activities. For example, the prices utilized in our derivative instruments are currently NYMEX-based, which may differ significantly from the actual prices we receive for oil and gas which are based on the local markets where oil and gas are produced. The prices that we receive for our oil and gas production are typically lower than the relevant benchmark prices that are used for calculating commodity derivative positions. The difference between the benchmark price and the price we receive is called a differential. As a result, our cash flow could be affected if the basis differentials widen more than we anticipate. For more information see “—An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.” We currently do not have any basis differential hedging arrangements in place. Our cash flow could also be affected based upon the levels of our production. If production is higher than we estimate, we will have greater commodity price exposure than we intended. If production is lower than the nominal amount that is subject to our hedging arrangements, we may be forced to satisfy all or a portion of our hedging arrangements without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial reduction in cash flows.

If the prices at which we hedge our oil and gas production are less than current market prices, our cash flow from operations could be adversely affected.

When our derivative contract prices are higher than market prices, we will incur realized and unrealized gains on our derivative contracts and when contract prices are lower than market prices, we will incur realized and unrealized losses. For the year ended December 31, 2008, we recognized a realized loss on oil and gas derivative contracts of $9.3 million and an unrealized gain of $40.5 million. The realized loss resulted in a decrease in cash flow from operations. We expect to continue to enter into similar hedging arrangements in the future to reduce our cash flow volatility. On July 29, 2009, we entered into hedging arrangements for specified volumes, which equate to approximately 85% of the estimated oil and gas production from our proved developed producing reserves through December 31, 2012 and 70% for 2013.

We cannot assure you that the derivative contracts that we have entered into, or will enter into, will adequately protect us from financial loss in the future due to circumstances such as:

•	highly volatile oil and gas prices;

•	our production being less than expected; or

•	a counterparty to one of our hedging transactions defaulting on its contractual obligations.

The counterparties to our derivative contracts may be unable to perform their obligations to us which could adversely affect our cash flow.

At times when market prices are lower than our derivative contract prices, we are entitled to payments from our counterparties. The worldwide financial and credit crisis may adversely affect the ability of our counterparties to fulfill their obligations to us. If one of our counterparties is unable or unwilling to make the required payments to us, it could adversely affect our cash flow.

Lower oil and gas prices increase the risk of ceiling limitation write-downs.

We use the full cost method to account for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity and earnings. The risk that we will be required to write-down the carrying value of oil and gas properties increases when oil and gas prices are low, which could be further impacted by the new modernized oil and gas reporting disclosures which will require us to use an average price over the prior 12-month period, rather than the year-end price on December 31, 2009. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. An expense recorded in one period may not be reversed in a subsequent period even though oil and gas prices may have increased the ceiling applicable to the subsequent period.

At December 31, 2008, our net capitalized costs of oil and gas properties exceeded the present value of our estimated proved reserves by $116.4 million resulting in a write-down of $116.4 million. We cannot assure you that we will not experience additional ceiling limitation write-downs in the future.

Use of our net operating loss carryforwards may be limited.

At December 31, 2008, we had, subject to the limitation discussed below, $182.3 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire in varying amounts through 2028 if not otherwise used.

The use of our net operating loss carryforwards may be limited if an “ownership change” of over 50 percentage points occurs during any three-year period. Based on current estimates, we believe that we have not surpassed this threshold. With respect to any remaining net operating loss carryforwards following the recent merger of Abraxas Energy Partners, L.P., which we refer to as Abraxas Energy, and Abraxas Petroleum, it is feasible that even a modest change of ownership (including, but not limited to, a shift in common stock ownership by one reasonably large stockholder or any offering of common stock) during the three-year period following the merger could trigger a significant limitation of the amount of such net operating loss carryforwards available to offset future taxable income.

Additionally, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under ACS 740-10. Therefore, we have established a valuation allowance of $66.9 million for deferred tax assets at December 31, 2006, $47.2 million at December 31, 2007 and $60.8 million at December 31, 2008.

We depend on our Chairman, President and CEO and the loss of his services could have an adverse effect on our operations.

We depend to a large extent on Robert L.G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts. Mr. Watson may terminate his employment agreement with us at any time on 30 days notice, but, if he terminates without cause, he would not be entitled to the severance benefits provided under the terms of that agreement. Mr. Watson is not precluded from working for, with or on behalf of a competitor upon termination of his employment with us. If Mr. Watson were no longer able or willing to act as our Chairman, the loss of his services could have an adverse effect on our operations.

Risks Related to Our Industry

Market conditions for oil and gas, and particularly volatility of prices for oil and gas, could adversely affect our revenue, cash flows, profitability and growth.

Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and gas. Gas prices affect us more than oil prices because 65% of our production and 72% of our reserves were gas at December 31, 2008. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Lower prices may also make it uneconomical for us to increase or even continue current production levels of oil and gas.

Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of other factors beyond our control, including:

•	changes in foreign and domestic supply and demand for oil and gas;

•	political stability and economic conditions in oil producing countries, particularly in the Middle East;

•	general economic conditions;

•	domestic and foreign governmental regulation; and

•	the price and availability of alternative fuel sources.

The current global recession has had a significant impact on commodity prices and our operations. If commodity prices remain depressed, our revenues, profitability and cash flow from operations may decrease which could cause us to alter our business plans, including reducing our drilling activities.

Estimates of proved reserves and future net revenue are inherently imprecise.

The process of estimating oil and gas reserves is complex involving decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of our reserves set forth or incorporated by reference in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of oil and gas reserves, future net revenue from proved reserves and the PV-10 thereof for our oil and gas properties are based on the assumption that future oil and gas prices remain the same as oil and gas prices at December 31, 2008. The sales prices as of such date used for purposes of such estimates were $4.77 per Mcf of gas and $41.84 per Bbl of oil. This compares with $6.33 per Mcf of gas and $87.30 per Bbl of oil as of December 31, 2007. These estimates also assume that we will make future capital expenditures of approximately $134.1 million in the aggregate primarily from 2009 through 2014, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. In addition, approximately 46% of our total estimated proved reserves as of December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain than proved developed reserves. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of our reserves set forth or incorporated by reference in this prospectus.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated reserves. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

As required by SEC regulations, we base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of the estimate. However, actual future net cash flows from our properties will be affected by factors such as:

•	supply of and demand for oil and gas;

•	actual prices we receive for oil and gas;

•	our actual operating costs;

•	the amount and timing of our capital expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flow, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to the numerous risks of oil and gas drilling and production activities.

Our oil and gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures and discharges of toxic gases. In addition, title problems, weather conditions and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations. If any of these or other similar industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

We operate in a highly competitive industry which may adversely affect our operations.

We operate in a highly competitive environment. The principal resources necessary for the exploration and production of oil and gas are leasehold prospects under which oil and gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of oil and gas operations. We must compete for such resources with both major oil and gas companies and independent operators. Many of these competitors have financial and other resources substantially greater than ours. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such resources will be available to us.

The unavailability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there could be a shortage of drilling rigs, equipment, supplies, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wages of, qualified drilling rig crews rise as the number of active rigs in service increases. When oil and gas prices are high, the demand for oilfield services rises and the cost of these services increases.

Our oil and gas operations are subject to various Federal, state and local regulations that materially affect our operations.

Matters regulated include permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow from oil and gas wells below actual production capacity. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances and materials produced or used in connection with oil and gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

Proposed federal legislation concerning tax deductions currently available with respect to oil and gas drilling may adversely affect our net earnings and proposed legislative initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions and delays.

The Obama administration has proposed the outright elimination of many of the key federal income tax benefits historically associated with the oil and gas industry. Although presented in very summary form, among other significant energy tax items, the administration’s budget appears to propose the complete elimination of (i) expensing of intangible drilling costs, and (ii) the “percentage depletion” method of deduction with respect to oil and gas wells. Although no legislation has been formally introduced, if this proposal (or others) is enacted into law, it could adversely affect our net earnings.

Additionally, Congress is currently considering legislation to amend the Safe Drinking Water Act to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Hydraulic fracturing is an important and commonly used process in the completion of oil and gas wells. The sponsors of the bills have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process as well as additional levels of regulation that could lead to operational restrictions and delays and increased operating costs.

Risks Related to Our Common Stock

Future issuance of additional shares of common stock could cause dilution of ownership interests and adversely affect the stock price.

We are currently authorized to issue 200,000,000 shares of common stock with such rights as determined by our board of directors. We may in the future issue previously authorized and unissued securities, resulting in the dilution of the ownership interests of current stockholders. The potential issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We do not pay dividends on common stock.

We have never paid a cash dividend on our common stock and the terms of the credit facility prohibit us from paying dividends on our common stock.

Shares eligible for future sale may depress our stock price.

At December 14, 2009, we had 76,156,751 shares of common stock outstanding of which 5,774,877 shares were held by affiliates and, in addition, 4,289,892 shares of common stock were subject to outstanding options granted under stock option plans (of which 2,007,622 shares were vested at December 14, 2009).

All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act of 1933, as amended. The shares of common stock issuable upon exercise of stock options have been registered under the Securities Act. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

The price of our common stock has been volatile and could continue to fluctuate substantially.

Our common stock is traded on The NASDAQ Stock Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the industry;

•	market conditions; and

•	analysts’ estimates and other events in the oil and gas oil industry.

We may issue shares of preferred stock with greater rights than our common stock.

Subject to the rules of The NASDAQ Stock Market, our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than our common stock.

Anti-takeover provisions could make a third party acquisition of Abraxas difficult.

Our articles of incorporation and bylaws provide for a classified board of directors, with each member serving a three-year term, and eliminate the ability of stockholders to call special meetings or take action by written consent. Each of the provisions in the articles of incorporation and bylaws could make it more difficult for a third party to acquire Abraxas without the approval of its board. In addition, the Nevada corporate statute also contains certain provisions that could make an acquisition by a third party more difficult.

An active market may not continue for our common stock and we could face de-listing if our stock price declines.

Our common stock is quoted on The NASDAQ Stock Market. While there are currently three market makers in our common stock, these market makers are not obligated to continue to make a market in our common stock. In this event, the liquidity of our common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes. If our stock price declines and remains below $1.00 per share for an extended period of time, we could be de-listed from The NASDAQ Stock Market as the minimum threshold for a continued listing is $1.00 per share.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include any of the following:

•	repaying debt;

•	providing working capital;

•	funding capital expenditures;

•	paying for possible acquisitions or the expansion of our business; or

•	repurchasing our capital stock.

We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

DILUTION

Our net tangible book value at December 31, 2008 and September 30, 2009 was $0.24 and $(0.15) per share of common stock, respectively. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	1.15x	1.40x	1.04x	7.58x	*	*

*	Earnings inadequate to cover fixed charges.

Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expenses and amortization of deferred financing fees. Our earnings were inadequate to cover fixed charges in 2008 by $52.4 million and in the nine months ended September 30, 2009 by $10.0 million. In 2004, 2005, 2006 and 2007, we had earnings of $22.7 million, $21.8 million, $19.0 million and $65.6 million, respectively, and fixed charges of $19.7 million, $15.6 million, $18.3 million, and $8.7 million, respectively, resulting in a ratio of earnings to fixed charges of 1.15x, 1.40x, 1.04x, and 7.58x, respectively.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.

As used in this section of the prospectus and under the caption “Description of Capital Stock,” the terms “we,” “our” and “us” mean Abraxas Petroleum Corporation only, and not its subsidiaries.

General

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.

We conduct some of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized and unsubordinated claims against any subsidiary.

If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “—Subsidiary Guarantees.”

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit upon the total principal amount of the debt securities;

•	the dates on which the principal and premium (if any) of the debt securities will be payable;

•	the interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	places where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	any optional redemption periods;

•	any subordination and the terms thereof;

•	any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or repay some or all of the debt securities;

•

if other than US dollars, the currency or currencies, or the form of other securities or property in which principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	any additional means of satisfaction or discharge of the debt securities;

•	whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	whether the debt securities will be secured or unsecured;

•	any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

•	whether the debt securities will be convertible or exchangeable and, if so, the provisions regarding convertibility or exchangeability of the debt securities;

•	whether the debt securities will be subject to certain optional interest rate reset provisions;

•	whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	any other terms of the debt securities.

Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form and whether the debt securities will be in denominations other than $1,000 each or multiples thereof.

Original Issue Discount

One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt. See “—Subordination.”

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture as being senior to the subordinated debt.

Consolidation, Merger or Sale

The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other entity or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all of our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. Certain of our rights and obligations not having an adverse effect on the rights of the holders may be modified without the consent of the holders of the debt securities.

Events of Default

Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

•	failure to pay interest on any debt security for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security when due;

•	failure to deposit any sinking fund payment for 30 days after it is due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately. If either of these events occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	maintain our corporate existence;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Equal and Ratable Securitization

Neither we nor any restricted subsidiary may secure senior debt securities of any series unless the debt securities of every other series of senior debt securities are also equally and ratably secured. The subordinated securities have no such restrictive covenant.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (“DTC”) acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	a supplemental indenture shall so provide.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Meetings

Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 20% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in “Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Credit Facility

Our credit facility has a maximum commitment of $300.0 million and availability under the revolving portion of the credit facility is subject to a borrowing base. At December 14, 2009, $138.5 million was outstanding under the revolving portion of our credit facility. The borrowing base under the credit facility is currently $145.0 million and will be determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base will be calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, will be able to make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we will be able to request one redetermination during any six-month period between scheduled redeterminations. The lenders will also be able to make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our then-current borrowing base and in connection with any hedge termination which could reduce the collateral value by 5% or more. Our borrowing base of $145.0 million was determined based upon our reserve report dated June 1, 2009. Our borrowing base can never exceed the $300.0 million maximum commitment amount. Outstanding amounts under the revolving portion of the credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 1.5%—2.75%, depending on the utilization of the borrowing base, or, if we elect, at the greater of (1) 2.0% and (2) LIBOR plus, in each case, 2.5%—3.75%, depending on the utilization of the borrowing base. At December 14, 2009, the interest rate on the revolving portion of the credit facility was 5.75%.

We have also borrowed $10.0 million under the term loan portion of the credit facility. Outstanding amounts under the term loan portion of the credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 4.75%, or, if we elect, at the greater of (1) 2.0% and (2) LIBOR plus, in each case, 5.75%. At December 14, 2009, the interest rate on the term loan portion of the credit facility was 7.75%. The term loan portion of the credit facility is subject to amortization beginning on January 31, 2010. The first amortization installment of $1.0 million is due on January 31, 2010 and the second amortization installment of $3.0 million is due on March 31, 2010; thereafter, a quarterly amortization installment of $2.0 million is due at the end of each quarter until the term loan is repaid. At December 14, 2009, we had made a total of $2.0 million of principal payments on the term loan. It is anticipated that the term loan will be repaid on or before December 31, 2010, after which, it may not be redrawn.

Subject to earlier termination rights and events of default, the stated maturity date of the credit facility is October 5, 2012. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We are permitted to terminate the credit facility and are able, from time to time, to permanently reduce the lenders’ aggregate commitment under the credit facility in compliance with certain notice and dollar increment requirements.

Each of our subsidiaries (other than Canadian Abraxas Petroleum Corporation) has guaranteed our obligations under the credit facility on a senior secured basis. Obligations under the credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of our and our subsidiary guarantors’ material property and assets.

Under the credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements. We are required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter of not less than 2.50 to 1.00. We are also required to maintain a total debt to EBITDAX ratio as of the last day of each quarter of not more than 4.50 to 1.00 for the quarter ending September 30, 2009 through the quarter ending September 30, 2010, and not more than 4.00 to 1.00 thereafter. The current ratio is defined as the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but excludes any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities and is now referred to as ASC 815) and SFAS 143 (which relates to asset retirement obligations and is now referred to as ASC 410-20) and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143. The coverage ratio is defined as the ratio of consolidated EBITDAX to consolidated interest expense for the four fiscal quarters ended on the calculation date after giving pro forma effect to the merger of Abraxas Energy and Abraxas Petroleum. For the purposes of this calculation, EBITDAX is consolidated net income plus interest expense, oil and gas exploration expenses, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation and is now referred to as ASC 718), SFAS 133 and SFAS 143 plus all realized net cash proceeds arising from the settlement or monetization of any hedge contracts or upon the termination of any hedge contract minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. The total debt to EBITDAX ratio is defined as the ratio of total debt to consolidated EBITDAX for the four fiscal quarters ended on the calculation date after giving pro forma effect to the merger of Abraxas Energy and Abraxas Petroleum. For the purposes of this calculation, total debt is the outstanding principal amount of debt, excluding debt associated with the office building, and obligations with respect to surety bonds and hedge arrangements.

The credit facility also required that we enter into hedging arrangements for specified volumes, which equate to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2012 and 70% for 2013.

The following table sets forth our derivative contract position as of December 14, 2009:

	Fixed Price Swap
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

In addition to the foregoing and other customary covenants, the credit facility contains a number of covenants that, among other things, restrict our ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s-length” basis;

•	make any change in the principal nature of our business; and

•	permit a change of control.

The credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share.

As of December 14, 2009, there were 76,156,751 shares of Abraxas common stock issued and outstanding. Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of our common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available for that purpose.

Under the terms of our credit facility, we are prohibited from paying dividends on shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. The following description discusses the general terms of the preferred stock that we may issue. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our articles of incorporation and to the certificate of designation relating to that series of preferred stock. The certificate of designation for any series of preferred stock will be filed with the Securities and Exchange Commission promptly after the offering of that series of preferred stock.

The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The terms of the preferred stock may include:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

Option Plans

The Abraxas Petroleum Corporation 2005 Employee Long-Term Incentive Plan, or LTIP, authorizes us to grant incentive stock options, non-qualified stock options and shares of restricted stock to our executive officers, as well as to all of our employees. Option grants generally have a term of 10 years and vest in equal increments over 4 years. Restricted stock grants vest in accordance with each individual grant agreement. Vesting is accelerated in certain events such as a change of control. A total of 5,200,000 shares of Abraxas common stock are currently reserved under the LTIP, subject to adjustment following certain events, such as stock splits.

Pursuant to Abraxas Petroleum’s 2005 Director Plan, we also grant non-qualified stock options and restricted stock to non-employee directors. This plan is administered by our compensation committee and provides that each year, at the first regular meeting of the board of directors immediately following our annual stockholder’s meeting, each non-employee director shall be granted or issued awards of 10,000 shares of our common stock, for participation in board and committee meetings during the previous calendar year. We also pay each director’s annual retainer fee, which is currently $12,000, in shares of restricted stock pursuant to the 2005 Director Plan. The number of shares issued to each non-employee director is calculated each quarter by dividing one-quarter of the then-established annual retainer fee by the closing price of our common stock on the date of each quarterly board meeting. Fractional shares are not issued; therefore, any shortfall of the then-established annual retainer fee will be paid in cash after the last quarterly board meeting of each year. Any non-employee director who leaves the board during the calendar year is not eligible for any restricted stock awards after leaving the board. No non-employee director is entitled to awards for greater than 60,000 shares of Common Stock during any year plus the number of shares of restricted stock paid in consideration of the annual retainer.

The compensation committee also administers our 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, each of which is now expired, but under which we previously granted restricted stock, incentive stock options and non-qualified stock options as permitted by such plans.

The following table sets forth the number of options issued and outstanding, the amount of those options outstanding that are fully vested and the average exercise price per share of such options under the LTIP, the 2005 Director Plan, 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, as of December 31, 2008, as well as pursuant to the individual option agreements:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,967,526	$3.14	1,503,072
Equity compensation plans not approved by security holders	422,252	$1.29	—

Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws provide for the board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The articles of incorporation and bylaws provide that the board of directors will consist of not less than three or more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The board of directors, and not the stockholders, has the authority to determine the number of directors. This provision could prevent any stockholder from obtaining majority representation on the Abraxas board by enlarging the board of directors and by filling the new directorships with the stockholder’s own nominees. In addition, directors may be removed by the stockholders only for cause.

Our articles of incorporation and bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board, the President or a majority of the members of the board of directors. This provision may make it more difficult for stockholders to take actions opposed by the board of directors.

Our articles of incorporation and bylaws provide that any action required to be taken or which may be taken by holders of our common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the articles of incorporation and bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all of our stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Anti-Takeover Statutes

Chapter 78 of the Nevada Revised Statutes, which we refer to as the Nevada GCL, contains two provisions, described below as “Combination Provisions” and the “Control Share Act,” that may make unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions more difficult.

Restrictions on Certain Combinations between Nevada Resident Corporations and Interested Stockholders

The Nevada GCL includes certain provisions (the “Combination Provisions”) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto or timely elected against their application in its bylaws no later than October 31, 1991. Our articles of incorporation and bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

Nevada Revised Statutes 78.378 through 78.3793, inclusive, which we refer to as the Control Share Act, impose procedural hurdles on and curtail greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (“Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an “issuing corporation” unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Our articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated company. Our status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares. “Control shares” are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (2) acquired within 90 days immediately preceding that date. A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders” (as defined below).

To obtain voting rights in control shares, the Acquiring Person must file a statement at the registered office of the issuer (“Offeror’s Statement”) setting forth certain information about the acquisition or intended acquisition of stock. The Offeror’s Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders’ meeting must then be held at the Acquiring Person’s expense within 30 to 50 days after the Offeror’s Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

At the special or annual meeting at which the issue of voting rights of control shares will be addressed, “interested stockholders” may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Our articles of incorporation do not currently contain a provision allowing for such voting power.

If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a “dissenter’s notice” advising them of the fact and of their right to receive “fair value” for their shares. Our articles of incorporation and bylaws do not provide otherwise. By the date set in the dissenter’s notice, which may not be less than 30 or more than 60 days after the dissenter’s notice is delivered, any such stockholder may demand to receive from the corporation the “fair value” for all or part of his shares. “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.”

The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror’s Statement to the corporation within 10 days after the Acquiring Person’s acquisition of the control shares; or (2) an Offeror’s Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Our articles of incorporation and bylaws do not address this matter.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depositary Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF RIGHTS

We may issue rights to purchase debt securities, preferred stock, common stock or other securities that are being registered hereunder. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the Securities and Exchange Commission, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the rights;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the Securities and Exchange Commission.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares or warrants or any combination of such securities, including guarantees of any securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the debt securities, common stock, preferred stock, depositary shares, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	any material United States federal income tax consequences; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus (a) through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers, including our affiliates and stockholders in a rights offering, or (d) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker / dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with the National Association of Securities Dealers Conduct Rule 2710(h).

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our security holders which may or may not be transferable. In any distribution of rights to our stockholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or we may engage underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. In addition, sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our underwriters, dealers, and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Jackson Walker L.L.P., San Antonio, Texas. Underwriters, dealers and agents, if any, whom we identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The historical reserve information prepared by DeGolyer and MacNaughton included or incorporated by reference in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

GLOSSARY OF TERMS

Unless otherwise indicated in this prospectus, gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Gas equivalents are determined using the ratio of six Mcf of gas to one barrel of oil, condensate or NGLs.

The following definitions shall apply to the technical terms used in this prospectus.

Terms used to describe quantities of oil and gas

“Bbl”—barrel or barrels.

“Bcf”—billion cubic feet of gas.

“Bcfe”—billion cubic feet of gas equivalent.

“Boe”—barrels of oil equivalent.

“Boepd”—barrels of oil equivalent per day.

“MBbl”—thousand barrels.

“MBoe”—thousand barrels of oil equivalent.

“Mcf”—thousand cubic feet of gas.

“Mcfe”—thousand cubic feet of gas equivalent.

“MMBbls”—million barrels.

“MMbtu”—million British Thermal Units.

“MMcf”—million cubic feet of gas.

“MMcfe”—million cubic feet of gas equivalent.

“MMcfepd”—million cubic feet of gas equivalent per day.

“MMcfpd”—million cubic feet of gas per day.

Terms used to describe our interests in wells and acreage

“Developed acreage” means acreage which consists of acres spaced or assignable to productive wells.

“Gross” oil and gas wells or “gross” wells or acres are the number of wells or acres in which we have an interest.

“Net” oil and gas wells or “net” acres are determined by multiplying “gross” wells or acres by our working interest in such wells or acres.

“Productive” well means an exploratory or a development well that is not a dry hole.

“Undeveloped acreage” means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

Terms used to assign a present value to or to classify our reserves

“Proved reserves” or “reserves” means oil and gas, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

“Proved undeveloped reserves” includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

“PV-10” means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

“Standardized Measure” means estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation, calculated in accordance with Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”

Terms used to describe costs

“DD&A” means depletion, depreciation and amortization.

“LOE” means lease operating expenses and production taxes.

Terms used to describe types of wells

“Development well” means a well drilled within the proved area of oil or gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved oil and gas reserves.

“Dry hole” means an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil and gas well.

“Exploratory well” means a well drilled to find and produce oil and gas in an unproved area, to find a new reservoir in a field previously found to be producing oil and gas in another reservoir, or to extend a known reservoir.

“Productive wells” mean producing wells and wells capable of production.

“Service well” is a well used for water injection in secondary recovery projects or for the disposal of produced water.

Other terms

“EBITDAX” means consolidated net income plus interest expense, oil and gas exploration expenses, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation and is now referred to as ASC 718), SFAS 133 (which relates to derivative instruments and hedging activities and is now referred to as ASC 815) and SFAS 143 (which relates to asset retirement obligations and is now referred to as ASC 410-20) plus all realized net cash proceeds arising from the settlement or monetization of any hedge contracts or upon the termination of any hedge contract minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143.

“NGL” means natural gas liquid.

“NYMEX” means the New York Mercantile Exchange.

ABRAXAS PETROLEUM CORPORATION

25,234,467 shares

of Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 25,234,467 shares of our common stock by the selling stockholders named in this prospectus. The selling stockholders may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any proceeds from any such sale by any selling stockholder.

Investing in our common stock involves risks. Please carefully read the information under the headings “Forward-Looking Statements” on page ii and “Risk Factors” beginning on page 5 of this prospectus before you invest in our common stock.

Our common stock trades on The NASDAQ Stock Market under the symbol “AXAS.” On November 2, 2009, the closing price of our common stock on The NASDAQ Stock Market was $1.60.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is dated November 3, 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling stockholders. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

FORWARD-LOOKING INFORMATION

We make forward-looking statements throughout this prospectus and the documents included or incorporated by reference in this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as statements including words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “could,” “potentially” or similar expressions), you must remember that these are forward-looking statements, and that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this prospectus or in the documents included or incorporated by reference in this prospectus is generally located in the material set forth under the headings “Summary,” “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management’s reasonable estimates of future results or trends. The factors that may affect our expectations regarding our operations include, among others, the following:

•	our success in development, exploitation and exploration activities;

•	our ability to make planned capital expenditures;

•	declines in our production of oil and gas;

•	prices for oil and gas;

•	our ability to raise equity capital or incur additional indebtedness;

•	political and economic conditions in oil producing countries, especially those in the Middle East;

•	price and availability of alternative fuels;

•	our restrictive debt covenants;

•	our acquisition and divestiture activities;

•	weather conditions and events;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities;

•	results of our hedging activities; and

•	other factors discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus.

Except as otherwise required by law, we disclaim any duty to update any forward-looking statements, all of which are qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. See also “Where You Can Find More Information.”

ii

SUMMARY

This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus, particularly the section entitled “Risk Factors,” our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, including the consolidated financial statements and the notes to those financial statements included in those reports, all of which are incorporated by reference herein. The terms “Abraxas,” “we,” “us,” “our,” or the “Company,” refer to Abraxas Petroleum Corporation, together with its consolidated subsidiaries including Abraxas Merger Sub, LLC, or Merger Sub, and Abraxas Energy and its subsidiary Abraxas Operating, LLC, or Abraxas Operating. References to “Abraxas Energy” or the “Partnership” mean Abraxas Energy Partners, L.P. References to “Abraxas Petroleum” mean Abraxas Petroleum Corporation on a stand-alone basis. We have provided definitions for some of the oil and gas industry terms used in this prospectus in the section entitled “Glossary of Terms.”

Our Business

We are an independent energy company primarily engaged in the development and production of oil and gas. Historically, we have grown through the acquisition and subsequent development and exploitation of producing properties, principally through the redevelopment of old fields utilizing new technologies such as modern log analysis and reservoir modeling techniques as well as 3-D seismic surveys, horizontal drilling and modern completion techniques. As a result of these activities, we believe that we have a number of development opportunities on our properties. In addition, we intend to expand upon our development activities with complementary exploration projects in our core areas of operation. Success in our development and exploration activities is critical in the maintenance and growth of our current production levels and associated reserves.

At December 31, 2008, we had 25,116 MBoe of estimated net proved reserves, of which 28% were oil, with a standardized measure of $152.0 million. Our net proved reserves as of December 31, 2008 were 54% proved developed and 46% proved undeveloped. At December 31, 2008, we owned an average working interest of 23.7% in 1,811 producing wells that produced 1,607 net MBoe during 2008. We have identified numerous drilling locations, of which 163 were classified as proved undeveloped as of December 31, 2008, which we believe provides us with a multi-year inventory of drilling opportunities.

Recent Developments

Merger Agreement

On June 30, 2009, Abraxas Petroleum and Abraxas Energy signed an Agreement and Plan of Merger, which we refer to as the Original Merger Agreement, pursuant to which Abraxas Energy agreed to merge with and into Abraxas Petroleum with Abraxas Petroleum surviving and on July 17, 2009, Abraxas Petroleum and Abraxas Energy signed an Amended and Restated Agreement and Plan of Merger, which we refer to as the Merger Agreement, pursuant to which Abraxas Energy agreed to merge with and into Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Abraxas Petroleum. We refer to this merger as the Merger. Under the terms of the Merger Agreement, at the effective time of the Merger on October 5, 2009, which we refer to as the Effective Time, the common units of Abraxas Energy not owned by Abraxas Petroleum and its subsidiaries were converted into the right to receive 4.25 shares of Abraxas Petroleum common stock for each Abraxas Energy common unit not owned by Abraxas Petroleum or its subsidiaries. We issued a total of 26,174,061 shares of our common stock in the Merger, including 420,552 shares of restricted common stock issued in exchange for restricted units and phantom units of Abraxas Energy under the Abraxas Petroleum Corporation 2005 Long-Term Equity Incentive Plan, or LTIP.

1

Credit Facility

Simultaneous with the closing of the Merger, we entered into an amended and restated senior secured credit facility with Société Générale, as administrative agent and issuing lender, and certain other lenders, which we refer to as the new credit facility. In connection with the Merger, we borrowed approximately $145.0 million under our new credit facility, of which $135.0 million was borrowed under the revolving portion of the new credit facility and $10.0 million was borrowed under the term loan portion of the new credit facility, and we refinanced and amended and restated all of Abraxas Energy’s existing credit facilities into the new credit facility.

The revolving portion of the new credit facility has a maximum commitment of $300.0 million and availability under the revolving portion of the new credit facility will be subject to a borrowing base. The borrowing base under the new credit facility is currently $145.0 million and will be determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base will be calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, will be able to make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we will be able to request one redetermination during any six-month period between scheduled redeterminations. The lenders will also be able to make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our then-current borrowing base and in connection with any hedge termination which could reduce the collateral value by 5% or more. Our borrowing base of $145.0 million was determined based upon our reserve report dated June 1, 2009. Our borrowing base can never exceed the $300.0 million maximum commitment amount. Outstanding amounts under the revolving portion of the new credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 1.5%—2.75%, depending on the utilization of the borrowing base, or, if we elect, at the greater of (1) 2.0% and (2) LIBOR plus, in each case, 2.5%—3.75%, depending on the utilization of the borrowing base. At October 16, 2009, the interest rate on the revolving portion of the new credit facility was 5.75%.

We also borrowed $10.0 million under the term loan portion of the new credit facility at the closing of the Merger. Outstanding amounts under the term loan portion of the new credit facility are expected to bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 4.75%, or, if we elect, at the greater of (1) 2.0% and (2) LIBOR plus, in each case, 5.75%. At October 16, 2009, the interest rate on the term loan portion of the new credit facility was 7.75%. The term loan portion of the new credit facility is subject to amortization beginning on January 31, 2010. The first amortization installment of $1.0 million is due on January 31, 2010 and the second amortization installment of $3.0 million is due on March 31, 2010; thereafter, a quarterly amortization installment of $2.0 million is due at the end of each quarter until the term loan is repaid. It is anticipated that the term loan will be repaid on or before December 31, 2010, after which, it may not be redrawn.

Subject to earlier termination rights and events of default, the stated maturity date of the new credit facility is October 5, 2012. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We are permitted to terminate the new credit facility and are able, from time to time, to permanently reduce the lenders’ aggregate commitment under the new credit facility in compliance with certain notice and dollar increment requirements.

Each of our subsidiaries (other than Canadian Abraxas Petroleum Corporation) has guaranteed our obligations under the new credit facility on a senior secured basis. Obligations under the new credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of our and our subsidiary guarantors’ material property and assets.

2

Under the new credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements. We are required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter, of not less than 2.50 to 1.00. We are also required to maintain a total debt to EBITDAX ratio as of the last day of each quarter of not more than 4.50 to 1.00 for the quarter ending September 30, 2009 through the quarter ending September 30, 2010, and not more than 4.00 to 1.00 thereafter. The current ratio is defined as the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but excludes any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143. The coverage ratio is defined as the ratio of consolidated EBITDAX to consolidated interest expense for the four fiscal quarters ended on the calculation date after giving pro forma effect to the Merger. For the purposes of this calculation, EBITDAX is consolidated net income plus interest expense, oil and gas exploration expenses, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 and SFAS 143 plus all realized net cash proceeds arising from the settlement or monetization of any hedge contracts or upon the termination of any hedge contract minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. The total debt to EBITDAX ratio is defined as the ratio of total debt to consolidated EBITDAX for the four fiscal quarters ended on the calculation date after giving pro forma effect to the Merger. For the purposes of this calculation, total debt is the outstanding principal amount of debt, excluding debt associated with the office building, and obligations with respect to surety bonds and hedge arrangements.

The new credit facility also required that we enter into hedging arrangements for specified volumes, which equate to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2012 and 70% for 2013.

The following table sets forth our derivative contract position as of October 16, 2009:

	Fixed Price Swap
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

In addition to the foregoing and other customary covenants, the new credit facility contains a number of covenants that, among other things, restrict our ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s-length” basis;

3

•	make any change in the principal nature of our business; and

•	permit a change of control.

The new credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

The Offering

In connection with the Merger, Abraxas Petroleum agreed within 120 days of the Effective Time, to file a registration statement relating to the resale of the shares of Abraxas Petroleum common stock issued in the Merger, which we refer to as the Registration Statement, pursuant to the Securities Act of 1933, as amended, and to use commercially reasonable efforts to cause the Registration Statement to become effective and to keep the Registration Statement effective until the earlier of (A) January 3, 2013 and (B) the date that all shares of Abraxas Petroleum common stock covered by this prospectus has been sold or otherwise transferred pursuant to a registration statement or otherwise. As a result of Abraxas’ obligations in connection with the Merger, Abraxas has filed a registration statement, of which this prospectus is a part, for the resale of a total of 25,234,467 shares of its common stock.

In connection with the Merger, the former limited partners of Abraxas Energy party to a Voting, Registration Rights & Lock-Up Agreement (who beneficially own a total of 24,796,879 of the 26,174,061 shares of Abraxas Petroleum common stock issued in the Merger) agreed not to offer for sale, sell, pledge, or otherwise dispose of the Abraxas Petroleum common stock received in the Merger for the 90-day period immediately following the Effective Time, which we refer to as the Lock-Up Period. Upon the expiration of the Lock-Up Period, one-third of the Abraxas Petroleum common stock held by these former Abraxas Energy unitholders will be unrestricted and freely-tradable, subject to applicable securities laws. From and after the date which is 12 months after the end of the Lock-Up Period, an additional one-third (or a total of two-thirds) of the Abraxas Petroleum common stock held by these former Abraxas Energy unitholders will become unrestricted and freely-tradable and after the expiration of a total of 24 months following the end of the Lock-Up Period, all remaining shares of the Abraxas Petroleum common stock held by these former Abraxas Energy unitholders will become unrestricted and freely-tradable.

Corporate Information

Abraxas was originally incorporated in Texas in 1977 and re-incorporated in Nevada in 1990 when it became a public company. Abraxas’ common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.” Abraxas’ principal offices are located at 18803 Meisner Drive, San Antonio, Texas 78258 and its telephone number is (210) 490-4788. Abraxas’ internet address is www.abraxaspetroleum.com.

4

RISK FACTORS

Purchasers of shares of our common stock should carefully consider the following risk factors. These risk factors should be considered in conjunction with the other information included or incorporated by reference in this prospectus, including those in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and any forward looking statements.

Risks Related to Our Business

We incurred substantial new indebtedness in order to close the Merger, which may adversely affect our cash flow and business operations.

In connection with closing the Merger, we incurred a total of $145.0 million of indebtedness under the new credit facility which was used to refinance all of Abraxas Energy’s and Abraxas Petroleum’s outstanding indebtedness under their existing credit facilities and pay certain fees and expenses related to the Merger. Immediately prior to the Merger, Abraxas Energy had outstanding indebtedness of $135.0 million and Abraxas Petroleum had outstanding indebtedness of $5.9 million, for a total of $140.9 million, excluding the mortgage on our office building.

Our future indebtedness could have important consequences to us, including:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

covenants contained in our new credit facility and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•

we may need a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations and future business opportunities; and

•	our level of debt will make us more vulnerable to competitive pressures or a downturn in our business or the economy generally, than our competitors with less debt.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional debt or equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.

A breach of the terms and conditions of the new credit facility, including the inability to comply with the required financial covenants, could result in an event of default. If an event of default occurs (after any applicable notice and cure periods), the lenders would be entitled to terminate any commitment to make further extensions of credit under the new credit facility and to accelerate the repayment of amounts outstanding (including accrued and unpaid interest and fees). Upon a default under the new credit facility, the lenders could also foreclose against any collateral securing such obligations, which may be all or substantially all of our assets. If that occurred, we may not be able to continue to operate as a going concern.

We may not be able to fund the capital expenditures that will be required for us to increase reserves and production.

We must make capital expenditures to develop our existing reserves and to discover new reserves. Historically, we have financed our capital expenditures primarily with cash flow from operations, borrowings

5

under credit facilities, sales of producing properties, and sales of debt and equity securities and we expect to continue to do so in the future. We cannot assure you that we will have sufficient capital resources in the future to finance all of our planned capital expenditures.

Volatility in oil and gas prices, the timing of our drilling programs and drilling results will affect our cash flow from operations. Lower prices and/or lower production will also decrease revenues and cash flow, thus reducing the amount of financial resources available to meet our capital requirements, including reducing the amount available to pursue our drilling opportunities. If our cash flow from operations does not increase as a result of planned capital expenditures, a greater percentage of our cash flow from operations will be required for debt service and operating expenses and our planned capital expenditures would, by necessity, be decreased.

The borrowing base under our new credit facility will be determined from time to time by the lenders. Reductions in estimates of oil and gas reserves could result in a reduction in the borrowing base, which would reduce the amount of financial resources available under the new credit facility to meet our capital requirements. Such a reduction could be the result of lower commodity prices and/or production, inability to drill or unfavorable drilling results, changes in oil and gas reserve engineering, the lenders’ inability to agree to an adequate borrowing base or adverse changes in the lenders’ practices regarding estimation of reserves.

If cash flow from operations or our borrowing base decrease for any reason, our ability to undertake exploration and development activities could be adversely affected. As a result, our ability to replace production may be limited. In addition, if the borrowing base under the new credit facility is reduced, we would be required to reduce our borrowings under the new credit facility so that such borrowings do not exceed the borrowing base. This could further reduce the cash available to us for capital spending and, if we did not have sufficient capital to reduce our borrowing level, we may be in default under the new credit facility.

We have sold producing properties to provide us with liquidity and capital resources in the past and we may do so in the future. After any such sale, we would expect to utilize the proceeds to drill new wells on our remaining properties. If we cannot replace the production lost from properties sold with production from the remaining properties, our cash flow from operations will likely decrease, which in turn, would decrease the amount of cash available for additional capital spending.

We may be unable to acquire or develop additional reserves, in which case our results of operations and financial condition would be adversely affected.

Our future oil and gas production, and therefore our success, is highly dependent upon our ability to find, acquire and develop additional reserves that are profitable to produce. The rate of production from our oil and gas properties and our proved reserves will decline as our reserves are produced. Unless we acquire additional properties containing proved reserves, conduct successful development and exploration activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, we cannot assure you that our exploration and development activities will result in increases in our proved reserves. Approximately 92% of the estimated ultimate recovery of our proved developed producing reserves as of December 31, 2008 had been produced. Based on the reserve information set forth in our reserve report as of December 31, 2008, our average annual estimated decline rate for our net proved developed producing reserves is 11% during the first five years, 8% in the next five years, and approximately 8% thereafter. These rates of decline are estimates and actual production declines could be materially higher. While we have had some success in finding, acquiring and developing additional reserves, we have not always been able to fully replace the production volumes lost from natural field declines and prior property sales. For example, in 2006, we replaced only 7% of the reserves we produced. As our proved reserves and consequently our production decline, our cash flow from operations, and the amount that we are able to borrow under our new credit facility will also decline. In addition, approximately 46% of our total estimated proved reserves at December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Even if we are successful in our development efforts, it could take several years for a significant portion of these undeveloped reserves to generate positive cash flow.

6

We may not find any commercially productive oil and gas reservoirs.

We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our capital investment. Drilling for oil and gas may be unprofitable. Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. The inherent risk of not finding commercially productive reservoirs will be compounded by the fact that 46% of our total estimated proved reserves as of December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. In addition, our properties may be susceptible to drainage from production by other operations on adjacent properties. If the volume of oil and gas we produce decreases, our cash flow from operations will decrease.

Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control or not covered by insurance.

Our drilling operations are subject to a number of risks, including:

•	unexpected drilling conditions;

•	facility or equipment failure or accidents;

•	shortages or delays in the availability of drilling rigs, equipment and crews;

•	adverse weather conditions;

•	title problems;

•	unusual or unexpected geological formations;

•	pipeline ruptures;

•	fires, blowouts and explosions; and

•	uncontrollable flows of oil or gas or well fluids.

Any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental, contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We maintain insurance against some but not all of these risks. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

Our new credit facility contains a number of significant covenants that, among other things, limit our ability to:

•	incur or guarantee additional indebtedness and issue certain types of preferred stock or redeemable stock;

•	transfer or sell assets;

•	create liens on assets;

7

•

pay dividends or make other distributions on capital stock or make other restricted payments, including repurchasing, redeeming or retiring capital stock or subordinated debt or making certain investments or acquisitions;

•	engage in transactions with affiliates;

•	guarantee other indebtedness;

•	make any change in the principal nature of our business;

•	permit a change of control; or

•	consolidate, merge or transfer all or substantially all of our assets.

In addition, our new credit facility requires us to maintain compliance with specified financial covenants. Our ability to comply with these covenants may be adversely affected by events beyond our control, and we cannot assure you that we can maintain compliance with these covenants. These financial covenants could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary or desirable business activities.

A breach of any of these covenants could result in a default under our new credit facility. A default, if not cured or waived, could result in all of our indebtedness becoming immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable or favorable to us.

The marketability of our production depends largely upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities.

The marketability of our production depends in part upon processing and transportation facilities. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the financial impact on us could be substantial and adversely affect our ability to produce and market oil and gas.

An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.

Our oil and gas is priced in the local markets where it is produced based on local or regional supply and demand factors. The prices we receive for our oil and gas are typically lower than the relevant benchmark prices, such as NYMEX. The difference between the benchmark price and the price we receive is called a differential. Numerous factors may influence local pricing, such as refinery capacity, pipeline capacity and specifications, upsets in the midstream or downstream sectors of the industry, trade restrictions and governmental regulations. Additionally, insufficient pipeline capacity, lack of demand in any given operating area or other factors may cause the differential to increase in a particular area compared with other producing areas. For example, production increases from competing Canadian and Rocky Mountain producers, combined with limited refining and pipeline capacity in the Rocky Mountain area, have gradually widened differentials in this area.

During 2008, differentials averaged $7.07 per Bbl of oil and $1.30 per Mcf of gas. Approximately 39% of our production during 2008 was from the Rocky Mountain and Mid-Continent regions. Historically, these regions have experienced wider differentials than our Permian Basin and Gulf Coast properties. As the percentage of our production from the Rocky Mountain and Mid-Continent regions increases, we expect that our price differentials will also increase. Increases in the differential between the benchmark prices for oil and gas and the wellhead price we receive could significantly reduce our revenues and our cash flow from operations.

8

Our derivative contract activities could result in financial losses or could reduce our cash flow.

To achieve more predictable cash flow and reduce our exposure to adverse fluctuations in the prices of oil and gas and to comply with the requirements under our new credit facility, we enter into derivative contracts, which we sometimes refer to as hedging arrangements, for a significant portion of our oil and gas production that could result in both realized and unrealized derivative contract losses. We have entered into NYMEX-based fixed price commodity swap arrangements on approximately 85% of the oil and gas production from our estimated net proved developed producing reserves through December 31, 2012 and 70% for 2013 in order to comply with the requirements of our new credit facility. Any new hedging arrangements will be priced at then-current market prices and may be significantly lower than the commodity swaps we currently have in place. The extent of our commodity price exposure will be related largely to the effectiveness and scope of our commodity price derivative contract activities. For example, the prices utilized in our derivative instruments are currently NYMEX-based, which may differ significantly from the actual prices we receive for oil and gas which are based on the local markets where oil and gas are produced. The prices that we receive for our oil and gas production are typically lower than the relevant benchmark prices that are used for calculating commodity derivative positions. The difference between the benchmark price and the price we receive is called a differential. As a result, our cash flow could be affected if the basis differentials widen more than we anticipate. For more information see “—An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.” We currently do not have any basis differential hedging arrangements in place. Our cash flow could also be affected based upon the levels of our production. If production is higher than we estimate, we will have greater commodity price exposure than we intended. If production is lower than the nominal amount that is subject to our hedging arrangements, we may be forced to satisfy all or a portion of our hedging arrangements without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial reduction in cash flows.

If the prices at which we hedge our oil and gas production are less than current market prices, our cash flow from operations could be adversely affected.

When our derivative contract prices are higher than market prices, we will incur realized and unrealized gains on our derivative contracts and when contract prices are lower than market prices, we will incur realized and unrealized losses. For the year ended December 31, 2008, we recognized a realized loss on oil and gas derivative contracts of $9.3 million and an unrealized gain of $40.5 million. The realized loss resulted in a decrease in cash flow from operations. We expect to continue to enter into similar hedging arrangements in the future to reduce our cash flow volatility. On July 29, 2009, we entered into hedging arrangements for specified volumes, which equate to approximately 85% of the estimated oil and gas production from our proved developed producing reserves through December 31, 2012 and 70% for 2013.

We cannot assure you that the derivative contracts that we have entered into, or will enter into, will adequately protect us from financial loss in the future due to circumstances such as:

•	highly volatile oil and gas prices;

•	our production being less than expected; or

•	a counterparty to one of our hedging transactions defaulting on its contractual obligations.

Lower oil and gas prices increase the risk of ceiling limitation write-downs.

We use the full cost method to account for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’

9

equity and earnings. The risk that we will be required to write-down the carrying value of oil and gas properties increases when oil and gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. An expense recorded in one period may not be reversed in a subsequent period even though oil and gas prices may have increased the ceiling applicable to the subsequent period.

At December 31, 2008, our net capitalized costs of oil and gas properties exceeded the present value of our estimated proved reserves by $116.4 million resulting in a write-down of $116.4 million. We cannot assure you that we will not experience additional ceiling limitation write-downs in the future.

Use of our net operating loss carryforwards may be limited.

At December 31, 2008, we had, subject to the limitation discussed below, $194.4 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire in varying amounts through 2028 if not otherwise used.

The use of our net operating loss carryforwards may be limited if an “ownership change” of over 50 percentage points occurs during any three-year period. Based on current estimates, we believe that we have not surpassed this threshold. With respect to any remaining net operating loss carryforwards following the Merger, it is feasible that even a modest change of ownership (including, but not limited to, a shift in common stock ownership by one reasonably large stockholder or any offering of common stock) during the three-year period following the Merger could trigger a significant limitation of the amount of such net operating loss carryforwards available to offset future taxable income.

Additionally, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, we have established a valuation allowance of $66.9 million for deferred tax assets at December 31, 2006, $47.2 million at December 31, 2007 and $60.8 million at December 31, 2008.

We depend on our Chairman, President and CEO and the loss of his services could have an adverse effect on our operations.

We depend to a large extent on Robert L.G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts. Mr. Watson may terminate his employment agreement with us at any time on 30 days notice, but, if he terminates without cause, he would not be entitled to the severance benefits provided under the terms of that agreement. Mr. Watson is not precluded from working for, with or on behalf of a competitor upon termination of his employment with us. If Mr. Watson were no longer able or willing to act as our Chairman, the loss of his services could have an adverse effect on our operations.

Risks Related to Our Industry

Market conditions for oil and gas, and particularly volatility of prices for oil and gas, could adversely affect our revenue, cash flows, profitability and growth.

Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and gas. Gas prices affect us more than oil prices because 65% of our production and 72% of our reserves were gas at December 31, 2008. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Lower prices may also make it uneconomical for us to increase or even continue current production levels of oil and gas.

Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of other factors beyond our control, including:

•	changes in foreign and domestic supply and demand for oil and gas;

10

•	political stability and economic conditions in oil producing countries, particularly in the Middle East;

•	general economic conditions;

•	domestic and foreign governmental regulation; and

•	the price and availability of alternative fuel sources.

The current global recession has had a significant impact on commodity prices and our operations. If commodity prices remain depressed, our revenues, profitability and cash flow from operations may decrease which could cause us to alter our business plans, including reducing our drilling activities.

Estimates of proved reserves and future net revenue are inherently imprecise.

The process of estimating oil and gas reserves is complex involving decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of our reserves set forth or incorporated by reference in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of oil and gas reserves, future net revenue from proved reserves and the PV-10 thereof for our oil and gas properties are based on the assumption that future oil and gas prices remain the same as oil and gas prices at December 31, 2008. The sales prices as of such date used for purposes of such estimates were $4.77 per Mcf of gas and $41.84 per Bbl of oil. This compares with $6.33 per Mcf of gas and $87.30 per Bbl of oil as of December 31, 2007. These estimates also assume that we will make future capital expenditures of approximately $134.1 million in the aggregate primarily from 2009 through 2014, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. In addition, approximately 46% of our total estimated proved reserves as of December 31, 2008 were classified as undeveloped. By their nature, estimates of undeveloped reserves are less certain than proved developed reserves. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of our reserves set forth or incorporated by reference in this prospectus.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated reserves. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

As required by SEC regulations, we base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of the estimate. However, actual future net cash flows from our properties will be affected by factors such as:

•	supply of and demand for oil and gas;

•	actual prices we receive for oil and gas;

•	our actual operating costs;

•	the amount and timing of our capital expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

11

The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flow, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to the numerous risks of oil and gas drilling and production activities.

Our oil and gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures and discharges of toxic gases. In addition, title problems, weather conditions and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations. If any of these or other similar industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

We operate in a highly competitive industry which may adversely affect our operations.

We operate in a highly competitive environment. The principal resources necessary for the exploration and production of oil and gas are leasehold prospects under which oil and gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of oil and gas operations. We must compete for such resources with both major oil and gas companies and independent operators. Many of these competitors have financial and other resources substantially greater than ours. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such resources will be available to us.

The unavailability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there could be a shortage of drilling rigs, equipment, supplies, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wages of, qualified drilling rig crews rise as the number of active rigs in service increases. When oil and gas prices are high, the demand for oilfield services rises and the cost of these services increases.

Our oil and gas operations are subject to various Federal, state and local regulations that materially affect our operations.

Matters regulated include permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow from oil and gas wells below actual production capacity. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances and materials produced or used in connection with oil and gas operations. To date, our expenditures related to complying with these laws and for

12

remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

Risks Related to Our Common Stock

Future issuance of additional shares of common stock could cause dilution of ownership interests and adversely affect the stock price.

We are currently authorized to issue 200,000,000 shares of common stock with such rights as determined by our board of directors. We may in the future issue previously authorized and unissued securities, resulting in the dilution of the ownership interests of current stockholders. The potential issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We do not pay dividends on common stock.

We have never paid a cash dividend on our common stock and the terms of the new credit facility prohibit us from paying dividends on our common stock.

Shares eligible for future sale may depress our stock price.

At October 16, 2009, we had 76,083,117 shares of common stock outstanding of which 5,333,269 shares were held by affiliates and, in addition, 4,235,144 shares of common stock were subject to outstanding options granted under stock option plans (of which 2,102,874 shares were vested at October 16, 2009).

All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act of 1933, as amended. The shares of common stock issuable upon exercise of stock options have been registered under the Securities Act. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

The price of our common stock has been volatile and could continue to fluctuate substantially.

Our common stock is traded on The NASDAQ Stock Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the industry;

•	market conditions; and

•	analysts’ estimates and other events in the oil and gas oil industry.

We may issue shares of preferred stock with greater rights than our common stock.

Subject to the rules of The NASDAQ Stock Market, our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking

13

any further approval from holders of our common stock. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than our common stock.

Anti-takeover provisions could make a third party acquisition of Abraxas difficult.

Our articles of incorporation and bylaws provide for a classified board of directors, with each member serving a three-year term, and eliminate the ability of stockholders to call special meetings or take action by written consent. Each of the provisions in the articles of incorporation and bylaws could make it more difficult for a third party to acquire Abraxas without the approval of its board. In addition, the Nevada corporate statute also contains certain provisions that could make an acquisition by a third party more difficult.

An active market may not continue for our common stock and we could face de-listing if our stock price declines.

Our common stock is quoted on The NASDAQ Stock Market. While there are currently three market makers in our common stock, these market makers are not obligated to continue to make a market in our common stock. In this event, the liquidity of our common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes. If our stock price declines and remains below $1.00 per share for an extended period of time, we could be de-listed from The NASDAQ Stock Market as the minimum threshold for a continued listing is $1.00 per share.

14

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus are being sold by the selling stockholders. See “Selling Stockholders.” We will not receive any proceeds from these sales of shares of our common stock.

15

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share.

As of October 16, 2009, there were 76,083,117 shares of Abraxas common stock issued and outstanding. Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of our common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available for that purpose.

Under the terms of our new credit facility, we are prohibited from paying dividends on shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. The board of directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

Option Plans

The LTIP authorizes us to grant incentive stock options, non-qualified stock options and shares of restricted stock to our executive officers, as well as to all of our employees. Option grants generally have a term of 10 years and vest in equal increments over 4 years. Restricted stock grants vest in accordance with each individual grant agreement. Vesting is accelerated in certain events such as a change of control. A total of 5,200,000 shares of Abraxas common stock are currently reserved under the LTIP, subject to adjustment following certain events, such as stock splits.

Pursuant to Abraxas Petroleum’s 2005 Director Plan, we also grant non-qualified stock options and restricted stock to non-employee directors. This plan is administered by our compensation committee and provides that each year, at the first regular meeting of the board of directors immediately following our annual stockholder’s meeting, each non-employee director shall be granted or issued awards of 10,000 shares of our common stock, for participation in board and committee meetings during the previous calendar year. We also pay each director’s annual retainer fee, which is currently $12,000, in shares of restricted stock pursuant to the 2005 Director Plan. The number of shares issued to each non-employee director is calculated each quarter by dividing one-quarter of the then-established annual retainer fee by the closing price of our common stock on the date of each quarterly board meeting. Fractional shares are not issued; therefore, any shortfall of the then-established annual retainer fee will be paid in cash after the last quarterly board meeting of each year. Any non-employee director who leaves the board during the calendar year is not eligible for any restricted stock awards after leaving the board.

The compensation committee also administers our 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, each of which is now expired, but under which we previously granted restricted stock, incentive stock options and non-qualified stock options as permitted by such plans.

16

The following table sets forth the number of options issued and outstanding, the amount of those options outstanding that are fully vested and the average exercise price per share of such options under the LTIP, the 2005 Director Plan, 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, as of December 31, 2008, as well as pursuant to the individual option agreements:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,967,526	$3.14	1,503,072
Equity compensation plans not approved by security holders	422,252	$1.29	—

Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws provide for the board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The articles of incorporation and bylaws provide that the board of directors will consist of not less than three or more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The board of directors, and not the stockholders, has the authority to determine the number of directors. This provision could prevent any stockholder from obtaining majority representation on the Abraxas board by enlarging the board of directors and by filling the new directorships with the stockholder’s own nominees. In addition, directors may be removed by the stockholders only for cause.

Our articles of incorporation and bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board, the President or a majority of the members of the board of directors. This provision may make it more difficult for stockholders to take actions opposed by the board of directors.

Our articles of incorporation and bylaws provide that any action required to be taken or which may be taken by holders of our common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the articles of incorporation and bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all of our stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Anti-Takeover Statutes

Chapter 78 of the Nevada Revised Statutes, which we refer to as the Nevada GCL, contains two provisions, described below as “Combination Provisions” and the “Control Share Act,” that may make the unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions more difficult.

Restrictions on Certain Combinations between Nevada Resident Corporations and Interested Stockholders

The Nevada GCL includes certain provisions (the “Combination Provisions”) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder”

17

(generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto or timely elected against their application in its bylaws no later than October 31, 1991. Our articles of incorporation and bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

Nevada Revised Statutes 78.378 through 78.3793, inclusive, which we refer to as the Control Share Act, imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (“Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an “issuing corporation” unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Our articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated company. Our status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares. “Control shares” are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (2) acquired within 90 days immediately preceding that date. A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders” (as defined below).

To obtain voting rights in control shares, the Acquiring Person must file a statement at the registered office of the issuer (“Offeror’s Statement”) setting forth certain information about the acquisition or intended acquisition of stock. The Offeror’s Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders’ meeting must then be held at the Acquiring Person’s expense within 30 to 50 days after the Offeror’s Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

At the special or annual meeting at which the issue of voting rights of control shares will be addressed, “interested stockholders” may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Our articles of incorporation do not currently contain a provision allowing for such voting power.

If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing

18

voting rights for the control shares, must be sent a “dissenter’s notice” advising them of the fact and of their right to receive “fair value” for their shares. Our articles of incorporation and bylaws do not provide otherwise. By the date set in the dissenter’s notice, which may not be less than 30 or more than 60 days after the dissenter’s notice is delivered, any such stockholder may demand to receive from the corporation the “fair value” for all or part of his shares. “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.”

The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror’s Statement to the corporation within 10 days after the Acquiring Person’s acquisition of the control shares; or (2) an Offeror’s Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Our articles of incorporation and bylaws do not address this matter.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

19

SELLING STOCKHOLDERS

We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

•	the name of each selling stockholder,

•	the number and percent of shares of our common stock that each selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares of the common stock that may be offered for resale for the account of each selling stockholder under this prospectus, and

•

the number and percent of shares of the common stock to be beneficially owned by each selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by each selling stockholder).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long each selling stockholder will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by each selling stockholder listed below.

This table is prepared solely based on information supplied to us by the listed selling stockholder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares.

Name	Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering	Percentage
Lehman Brothers MLP Opportunity Fund L.P. (1)	5,190,329	6.8%	5,190,329	—	—
Citigroup Global Markets, Inc. (2)	5,190,329	6.8%	5,190,329	—	—
Sean Shi (2)	5,190,329	6.8%	5,190,329	—	—
Third Point Partners LP (3)	2,490,359	3.3%	2,490,359	—	—
Third Point Partners Qualified LP (3)	2,310,695	3.0%	2,310,695	—	—
Third Point LLC (3)	4,801,054	6.3%	4,801,054	—	—
Daniel S. Loeb (3)	4,801,054	6.3%	4,801,054	—	—
Fiduciary/Claymore MLP Opportunity Fund (4)	2,270,770	3.0%	2,270,770	—	—
Valley Energy Investment Fund U.S., L.P. (5)	3,633,231	4.8%	3,633,231	—	—
Tortoise Capital Resources Corporation (6)	1,946,376	2.6%	1,946,376	—	—
Martin B. Perlman Associates (7)	187,042	*	187,042	—	—
MEDDS III (7)	228,280	*	228,280	—	—
Martin Perlman (7)	415,322	*	415,322	—	—
Leonard Greenberg IRA (8)	51,442	*	51,442	—	—
Leonard Greenberg Roth IRA (8)	442	*	442	—	—
Leonard Greenberg (8)	51,884	*	51,884	—	—
Hartz Capital Investments, LLC (9)	1,297,584	1.7%	1,297,584	—	—
Edward J. Stern (9)	1,297,584	1.7%	1,297,584	—	—
Ronald J. Bangs (9)	1,297,584	1.7%	1,297,584	—	—
Jonathan B. Schindel (9)	1,297,584	1.7%	1,297,584	—	—

20

Name	Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering	Percentage
Frey Living Trust (10)	151,300	*	151,300	—	—
Philip Frey (10)	151,300	*	151,300	—	—
Houghton Dental Corporation Profit Sharing Plan (11)	40,256	*	40,256	—	—
Geraldine Houghton (11)	40,256	*	40,256	—	—
Robert W. Finley (12)	68,000	*	68,000	—	—
Petker Charitable Remainder Trust (13)	75,862	*	75,862	—	—
Herman Petker (13)	75,862	*	75,862	—	—
Beverly Petker (13)	75,862	*	75,862	—	—
Greg and Leslie Otto (14)	30,600	*	30,600	—	—
Jim Loeffelbein (15)	42,075	*	42,075	—	—
Coal Creek Energy, LLC (16)	29,495	*	29,495	—	—
John Loeffelbein (16)	29,495	*	29,495	—	—

*	Less than 1%
(1)	The address of Lehman Brothers MLP Opportunity Fund L.P. is 1271 Avenue of the Americas, New York, NY 10020. Lehman Brothers MLP Opportunity Fund L.P.’s general partner is an indirect wholly-owned subsidiary of Lehman Brothers Holdings Inc., a company filing reports with the SEC.
(2)

Sean Shi in his capacity as director has voting and investment control over the shares held by Citigroup Global Markets, Inc. Mr. Shi disclaims beneficial ownership of all of such shares. The address of Citigroup Global Markets, Inc. is 390 Greenwich Street, 3rd Floor, New York, NY 10013. Citigroup Global Markets, Inc. is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and is a member of the NASD. Citigroup Global Markets, Inc. (i) purchased the securities for its own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing any transaction in violation of securities laws and (ii) at the time of purchase, Citigroup Global Markets, Inc. did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the securities purchased.

(3)

Third Point LLC and Daniel S. Loeb in his capacity as the CEO of Third Point LLC have voting and investment control over the shares held by Third Point Partners LP and Third Point Partners Qualified LP. Third Point LLC is the investment advisor for Third Point Partners LP and Third Point Partners Qualified LP. The address of Third Point LLC is 390 Park Avenue, 18th Floor, New York, NY 10022.

(4)	Pursuant to investment advisory agreements entered into with Fiduciary/Claymore MLP Opportunity Fund, Fiduciary Asset Management, LLC. (FAMCO) holds voting and dispositive power with respect to the shares held by such stockholders. The investment committee of FAMCO is responsible for the investment management of the stockholders’ portfolio. As of June 30, 2009, the investment committee of FAMCO is comprised of Charles D. Walbrandt, Wiley D. Angell, Joseph E. Gallagher, James J. Cunnane, Jr., Mohammed Riad, Timothy Swanson, Quinn T. Kiley, Katherine K. Dienner, William N. Adams, Benjamin Armstrong, Kirk F. McDonald and Michael H. Helgeson, each of whom disclaims beneficial ownership of the shares held by Fiduciary/Claymore MLP Opportunity Fund except to the extent of such person’s pecuniary interest therein. The stockholders corresponding to this footnote have each represented that (i) it purchased the securities for the stockholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing such securities in any transaction in violation of securities laws and (ii) at the time of purchase, the stockholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities. Piper Jaffray Companies, an affiliate of Fiduciary/Claymore MLP Opportunity Fund is a member of the FINRA. The address of Fiduciary/Claymore MLP Opportunity Fund is 8235 Forsyth, Suite 700, St. Louis, MO 63105.

21

(5)	An investment committee composed of employees of Merrill Lynch & Co., a member of the FINRA, or its affiliates, whose members may change from time to time, has voting and investment control over the shares held by Valley Energy Investment Fund U.S., L.P. The address of Valley Energy Investment Fund U.S., L.P. is c/o Merrill Lynch Commodity Partners, 20 East Greenway Plaza Suite 950, Houston, TX 77046.
(6)	Pursuant to investment advisory agreements entered into with Tortoise Capital Resources Corporation, Tortoise Capital Advisors, L.L.C. (“TCA”) holds voting and dispositive power with respect to the shares held by the stockholder. The investment committee of TCA is responsible for the investment management of the stockholder’s portfolio. The investment committee is comprised of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte, each of whom disclaim beneficial ownership of the shares held by Tortoise Capital Resources Corporation except to the extent of such person’s pecuniary interest therein. The address of Tortoise Capital Resources Corporation is 11550 Ash Street, Suite 300, Leawood, KS 66211.
(7)	Martin Perlman, in his capacity as portfolio manager, has voting and investment control over the shares held by Martin B. Perlman Associates and MEDDS III. The address of Martin B. Perlman Associates and MEDDS III is 539 Durie Avenue, Closter, NJ 07624.
(8)	Leonard Greenberg has the power to vote or dispose of the shares held in Leonard Greenberg IRA and Leonard Greenberg Roth IRA. The address of Leonard Greenberg is 539 Durie Avenue, Closter, NJ 07624.
(9)	Edward J. Stern, Ronald J. Bangs and Jonathan B. Schindel, in their capacity as officers of Hartz Capital, Inc., which is the sole manager of Hartz Capital Investments, LLC, share voting and investment control over the shares held by Hartz Capital Investments, LLC. Each of Messrs. Bangs and Schindel disclaims beneficial ownership of all of such shares. The address of Hartz Capital Investments, LLC is 400 Plaza Drive, Secaucus, NJ 07094.
(10)	Philip Frey in his capacity as trustee of the Frey Living Trust has the sole power to vote and dispose of the shares held by the Frey Living Trust. The address of the Frey Living Trust is 5005 SE Williams Way, Stuart, FL 34997.
(11)	Geraldine Houghton in her capacity as trustee of the Houghton Dental Corporation Profit Sharing Plan has the sole power to vote and dispose of the shares held by the Houghton Dental Corporation Profit Sharing Plan. The address of the Houghton Dental Corporation Profit Sharing Plan is 2871 Pinta Court, Perris, CA 92571.
(12)	Robert W. Finley has the sole power to vote and dispose of the shares held by Robert W. Finley. The address of Robert W. Finley is 11 Palermo Walk, Long Beach, CA 90803.
(13)	Herman Petker and Beverly Petker in their capacity as trustees of the Petker Charitable Remainder Trust have shared power to vote and dispose of the shares held by the Petker Charitable Remainder Trust. The address of the Petker Charitable Remainder Trust is 23522 Via Alondra, Coto de Caza, CA 92679.
(14)	Greg and Leslie Otto have the shared power to vote and dispose of the shares held by Greg and Leslie Otto. The address of Greg and Leslie Otto is 13050 Mindanoa Way, #1, Marina Del Rey, CA 90292.
(15)	Jim Loeffelbein has the sole power to vote and dispose of the shares held by Jim Loeffelbein. The address of Jim Loeffelbein is 10380 W. 179th Street, Bucyrus, KS 66013.
(16)	John Loeffelbein in his capacity as a Managing Member of Coal Creek Energy LLC has the sole power to vote and dispose of the shares held by Coal Creek Energy LLC. The address of Coal Creek Energy LLC is 17871 S. Cody Street, Olathe, KS 66062.

22

PLAN OF DISTRIBUTION

The common stock is being registered to permit public secondary trading of these securities by the selling stockholders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds from the offering of the common stock by the selling stockholders.

We have been advised by the selling stockholders that the selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers. Alternatively, the selling stockholders may from time to time offer the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of the common stock for whom they may act as agent. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of such common stock less discounts and commissions, if any.

The common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction. In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver the common stock to close out short positions, or loan or pledge the common stock to broker-dealers or others that in turn may sell such securities. The selling stockholders may pledge or grant a security interest in some or all of the common stock owned by them and if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such selling stockholder’s pledged common stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate shares of the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholders for purposes of the prospectus. The selling stockholders may sell short the common stock and may deliver this prospectus in connection with such short sales and use the shares of the common stock covered by the prospectus to cover such short sales. In addition, any shares of the common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or such other available exemption.

At the time a particular offering of shares of the common stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate number of shares of the common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

Selling stockholders and any underwriters, dealers, brokers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation,

23

Regulation M which may limit the timing of purchases and sales of the common stock by the selling stockholders and any other such person. Furthermore, Regulation M under the Securities Exchange Act may restrict the ability of any person engaged in a distribution of the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (a) January 3, 2013 and (b) the date all common stock covered by this prospectus has been sold or otherwise transferred pursuant to a registration statement or otherwise.

24

LEGAL MATTERS

The validity of the issuance of the common stock covered by this prospectus has been passed upon for us by Jackson Walker L.L.P., San Antonio, Texas.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The historical reserve information prepared by DeGolyer and MacNaughton included or incorporated by reference in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

25

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Also, using our website, www.abraxaspetroleum.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, including exhibits, at no cost by writing or telephoning our principal executive office, which is:

18803 Meisner Drive

San Antonio, Texas 78258

Attn: Investor Relations

(210) 490-4788

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and such securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet website.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents that we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 24, 2009;

•	Our Notification on Form 12b-25 filed with the Commission on May 11, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 14, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 10, 2009;

•

Our Current Report on Form 8-K filed with the Commission on January 20, 2009, March 19, 2009, May 6, 2009, May 7, 2009, June 23, 2009, July 2, 2009, July 21, 2009, August 3, 2009, August 17, 2009, September 1, 2009 and October 7, 2009; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 24, 2008, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or has furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the

26

date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

27

GLOSSARY OF TERMS

Unless otherwise indicated in this prospectus, gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Gas equivalents are determined using the ratio of six Mcf of gas to one barrel of oil, condensate or NGLs.

The following definitions shall apply to the technical terms used in this prospectus.

Terms used to describe quantities of oil and gas

“Bbl”—barrel or barrels.

“Bcf”—billion cubic feet of gas.

“Bcfe”—billion cubic feet of gas equivalent.

“Boe”—barrels of oil equivalent.

“Boepd”—barrels of oil equivalent per day

“MBbl”—thousand barrels.

“MBoe”—thousand barrels of oil equivalent

“Mcf”—thousand cubic feet of gas.

“Mcfe”—thousand cubic feet of gas equivalent.

“MMBbls”—million barrels.

“MMbtu”—million British Thermal Units.

“MMcf”—million cubic feet of gas.

“MMcfe”—million cubic feet of gas equivalent.

“MMcfepd”—million cubic feet of gas equivalent per day.

“MMcfpd”—million cubic feet of gas per day.

Terms used to describe our interests in wells and acreage

“Developed acreage” means acreage which consists of acres spaced or assignable to productive wells.

“Gross” oil and gas wells or “gross” wells or acres is the number of wells or acres in which we have an interest.

“Net” oil and gas wells or “net” acres are determined by multiplying “gross” wells or acres by our working interest in such wells or acres.

“Productive” well means an exploratory or a development well that is not a dry hole.

28

“Undeveloped acreage” means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

Terms used to assign a present value to or to classify our reserves

“Proved reserves” or “reserves” means oil and gas, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

“Proved undeveloped reserves” includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

“PV-10” means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

“Standardized Measure” means estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation, calculated in accordance with Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”

Terms used to describe costs

“DD&A” means depletion, depreciation and amortization.

“LOE” means lease operating expenses and production taxes.

Terms used to describe types of wells

“Development well” means a well drilled within the proved area of oil or gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved oil and gas reserves.

“Dry hole” means an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil and gas well.

“Exploratory well” means a well drilled to find and produce oil and gas in an unproved area, to find a new reservoir in a field previously found to be producing oil and gas in another reservoir, or to extend a known reservoir.

“Productive wells” mean producing wells and wells capable of production.

“Service well” is a well used for water injection in secondary recovery projects or for the disposal of produced water.

Other terms

“EBITDAX” means consolidated net income plus interest expense, oil and gas exploration expenses, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation), SFAS 133 (which relates to derivative instruments and hedging activities) and SFAS 143 (which relates to asset retirement obligations) plus all realized net cash proceeds arising from the settlement or monetization of any hedge contracts or upon the termination of any hedge contract minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143.

“NGL” means natural gas liquid.

“NYMEX” means the New York Mercantile Exchange.

29